As filed with the Securities and Exchange Commission on August 4, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

HEALTH CARE PROPERTY INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	3760 Kilroy Airport Way, Suite 300	33-0091377
(State or Other Jurisdiction of	Long Beach, California 90806	(I.R.S. Employer
Incorporation or Organization)	(562) 733-5100	Identification No.)

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Edward J. Henning, Esq.

Senior Vice President, General Counsel and Corporate Secretary

3760 Kilroy Airport Way, Suite 300

Long Beach, California  90806

(562) 733-5100

(Name, Address, Including Zip Code, and Telephone Number, Including

Area Code, of Agent For Service)

Copy to:

R. Scott Shean, Esq.

Latham & Watkins LLP

650 Town Center Drive, Suite 2000

Costa Mesa, California 92626

(714) 540-1235

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $1.00 per share	699,454	$26.89	$18,808,318	$2,013

(1)                  In the event of a stock split, stock dividend, or similar transaction involving the Company’s common stock, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices of the shares of common stock reported on the New York Stock Exchange on August 1, 2006.

This registration statement relates to the possible issuance of 699,454 shares of common stock of Health Care Property Investors, Inc. to certain holders of units representing non-managing member interests in HCP DR California, LLC.

PROSPECTUS

Health Care Property Investors, Inc.

699,454  Shares

Common Stock

This prospectus relates to the possible issuance of up to 699,454 shares of common stock of Health Care Property Investors, Inc., a Maryland corporation, from time to time, to certain holders of non-managing member units in HCP DR California, LLC upon tender of those units for redemption.

We will not receive any proceeds from the issuance of the shares of our common stock pursuant to this prospectus to the holders of units tendered for redemption, but we will acquire non-managing member units of HCP DR California, LLC from the redeeming non-managing members in exchange for shares of our common stock that we may issue pursuant to this prospectus.

HCP DR California, LLC has agreed to pay certain expenses incident to the registration of the 699,454 shares of common stock offered herein, including registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing and distribution expenses, internal expenses, fees and expenses of our counsel, accountants and other advisors.

Our shares of common stock are traded on the New York Stock Exchange under the symbol “HCP.” On August 2, 2006, the last reported sales price of our common stock on the New York Stock Exchange was $27.11 per share.

You should consider the risks discussed in “Risk Factors” beginning on page 1 of this prospectus before you invest in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 4, 2006

Health Care Property Investors, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806
(562) 733-5100

TABLE OF CONTENTS

RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
THE OFFERING
USE OF PROCEEDS
DESCRIPTION OF HCP CAPITAL STOCK
OPERATING AGREEMENT
COMPARISON OF HCP DR CALIFORNIA, LLC AND HCP
PROVISIONS OF MARYLAND LAW AND HCP’S CHARTER AND BYLAWS
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

All references in this prospectus to “HCP,” “we,” “us” or “our” mean Health Care Property Investors, Inc., its majority-owned subsidiaries and other entities controlled by Health Care Property Investors, Inc. except where it is clear from the context that the term means only the issuer, Health Care Property Investors, Inc. All references to “common stock” refer to our common stock, par value $1.00 per share. All references to “units” refer to the units in HCP DR California, LLC.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. An offer to sell these securities will not be made in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where to Find Additional Information” below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

i

RISK FACTORS

Below are the risks that we believe are material to investors who purchase or own our common stock. In addition to other information contained or incorporated by reference in this prospectus, you should carefully consider the following factors before making a decision to redeem units or acquiring the common stock offered by this prospectus.

Risks Related to the Exchange of Non-Managing Member Units for Common Stock

The exchange of non-managing member units for our common stock is a taxable transaction.

The exchange of non-managing member units for shares of our common stock (which may occur following the tender of such non-managing member units for redemption if we elect to satisfy the redemption obligation in shares of our common stock) will be treated for tax purposes as a sale of the non-managing member units by the holders of such units. A holder of such units will recognize gain or loss for income tax purposes in an amount equal to the fair market value of the shares of our common stock received in the exchange, plus the amount of the HCP DR California, LLC liabilities allocable to the units being exchange, less the holder’s adjusted tax basis in the units exchanged. The recognition of any loss resulting from the exchange of non-managing member units for shares of our common stock is subject to a number of limitations set forth in the Internal Revenue Code of 1986, as amended, referred to here as the Internal Revenue Code. It is possible that the amount of gain recognized or even the tax liability resulting from the gain could exceed the value of the shares of our common stock received upon the exchange. In addition, the ability of a holder of non-managing member units to sell a substantial number of shares of our common stock in order to raise cash to pay tax liabilities associated with the exchange of non-managing member units may be restricted and, as a result of stock price fluctuations, the price the holder receives for the shares of our common stock may not equal the value of the non-managing member units at the time of the exchange.

An investment in our common stock is different from an investment in non-managing member units in HCP DR California, LLC.

If a non-managing member exercises its right to require the redemption of its units, the non-managing member may receive cash or, at our election, shares of common stock in exchange for the non-managing member units.  If a non-managing member tenders all its member units and receives cash, the non-managing member will no longer have any interest in HCP DR California, LLC or us, will not benefit from any subsequent increases in the share price of our common stock and will not receive any future distributions from HCP DR California, LLC or us (unless the non-managing member currently owns or acquires in the future additional shares of our common stock or additional units).  If a non-managing member receives shares of our common stock, he or she will become one of our stockholders rather than a non-managing member in HCP DR California, LLC. Although the nature of an investment in shares of our common stock is substantially equivalent economically to an investment in units in HCP DR California, LLC, there are differences between ownership of non-managing member units and ownership of our common stock. These differences, some of which may be material to you, include:

•       form of organization;

•       management control;

•       voting and consent rights;

•       liquidity; and

•       federal income tax considerations.

These differences are further discussed in “Comparison of HCP DR California, LLC and HCP.”

Risks Related to Our Operators

If our facility operators are unable to operate our properties in a manner sufficient to generate income, they may be unable to make rent and loan payments to us.

The healthcare industry is highly competitive and we expect that it may become more competitive in the future. Our operators are subject to competition from other healthcare providers that provide similar services. Such competition, which has intensified due to overbuilding in some segments in which we operate, has caused the fill-up rate of newly constructed buildings to slow and the monthly rate that many newly built and previously existing facilities were able to obtain for their services to decrease. The profitability of healthcare facilities depends upon several factors, including the number of physicians using the healthcare facilities or referring patients there, competitive systems of healthcare delivery and the size and composition of the population in the surrounding area. Private, federal and state payment programs and the effect of other laws and regulations may also have a significant influence on the revenues and income of the properties. If our operators are not competitive with other healthcare providers and are unable to generate income, they may be unable to make rent and loan payments to us, which could adversely affect our cash flow and financial performance and condition.

The bankruptcy, insolvency or financial deterioration of our facility operators could significantly delay our ability to collect unpaid rents or require us to find new operators.

Our financial position and our ability to make distributions to our stockholders may be adversely affected by financial difficulties experienced by any of our major operators, including bankruptcy, insolvency or a general downturn in the business, or in the event any of our major operators do not renew or extend their relationship with us as their lease terms expire.

We are exposed to the risk that our operators may not be able to meet their obligations, which may result in their bankruptcy or insolvency. Although our leases and loans provide us the right to terminate an investment, evict an operator, demand immediate repayment and other remedies, the bankruptcy laws afford certain rights to a party that has filed for bankruptcy or reorganization. An operator in bankruptcy may be able to restrict our ability to collect unpaid rents or interest during the bankruptcy proceeding.

Tenet Healthcare Corporation accounts for a significant percentage of our revenues and is currently experiencing significant legal, financial and regulatory difficulties.

During 2005, Tenet Healthcare Corporation accounted for approximately 11% of our revenues. According to public disclosures, Tenet is experiencing significant legal, financial and regulatory difficulties. We cannot predict with certainty the impact, if any, of the outcome of these uncertainties on our consolidated financial statements. The failure or inability of Tenet to pay its obligations could materially reduce our revenue, net income and cash flows, which could adversely affect the value of our common stock and could cause us to incur impairment charges or a loss on the sale of the properties.

Our operators are faced with increased litigation and rising insurance costs that may affect their ability to make their lease or mortgage payments.

In some states, advocacy groups have been created to monitor the quality of care at healthcare facilities, and these groups have brought litigation against operators. Also, in several instances, private litigation by patients has succeeded in winning very large damage awards for alleged abuses. The effect of this litigation and potential litigation has been to materially increase the costs of monitoring and reporting quality of care compliance incurred by our operators. In addition, the cost of liability and medical malpractice insurance has increased and may continue to increase so long as the present litigation environment affecting the operations of healthcare facilities continues. Continued cost increases could cause our operators to be unable to make their lease or mortgage payments, potentially decreasing our revenue and increasing our collection and litigation costs. Moreover, to the extent we are required to take back the affected facilities, our revenue from those facilities could be reduced or eliminated for an extended period of time.

Decline in the skilled nursing sector and changes to Medicare and Medicaid reimbursement rates may have significant adverse consequences for us.

Certain of our skilled nursing operators and facilities continue to experience operating problems in part due to a national nursing shortage, increased liability insurance costs, and low levels of Medicare and Medicaid reimbursement. Due to economic challenges facing many states, nursing homes will likely continue to be under-funded. These challenges have had, and may continue to have, an adverse effect on our long-term care facilities and facility operators.

Risks Related to Real Estate Investment and Our Structure

We rely on external sources of capital to fund future capital needs, and if our access to such capital is difficult or on commercially unreasonable terms, we may not be able to meet maturing commitments or make future investments necessary to grow our business.

In order to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code, we are required, among other things, to distribute to our stockholders each year at least 90% of our REIT taxable income (excluding capital gains), and will be subject to tax to the extent we distribute to our stockholders, each year, less than 100% of our REIT taxable income (including capital gains). Because of this distribution requirement, we may not be able to fund all future capital needs, including capital needs in connection with acquisitions, from cash retained from operations. As a result, we rely on external sources of capital. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the investments needed to grow our business, or to meet our obligations and commitments as they mature, which could negatively affect the ratings of our debt and even, in extreme circumstances, affect our ability to continue operations. Our access to capital depends upon a number of factors over which we have little or no control, including:

•       general market conditions;

•       the market’s perception of our growth potential;

•       our current and potential future earnings and cash distributions; and

•       the market price of the shares of our capital stock.

If we are unable to identify and purchase suitable healthcare facilities at a favorable cost, we will be unable to continue to grow through acquisitions.

Our ability to grow through acquisitions is integral to our business strategy and requires us to identify suitable acquisition candidates that meet our criteria and are compatible with our growth strategy. The acquisition and financing of healthcare facilities at favorable costs is highly competitive. We may not be successful in identifying suitable property or other assets that meet our acquisition criteria or in consummating acquisitions on satisfactory terms or at all. If we cannot identify and purchase a sufficient quantity of healthcare facilities at favorable prices, or if we are unable to finance such acquisitions on commercially favorable terms, our business will suffer.

Unforeseen costs associated with the acquisition of new properties could reduce our profitability.

Our business strategy contemplates future acquisitions. The acquisitions we make may not prove to be successful. We might encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities. Further, newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. We might never realize the anticipated benefits of an acquisition, which could adversely affect our profitability.

Since real estate investments are illiquid, we may not be able to sell properties when we desire.

Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to changes in the real estate market. This inability to respond to changes in the performance of our investments could adversely affect our ability to service our debt. The real estate market is affected by many factors that are beyond our control, including:

•       adverse changes in national and local economic and market conditions;

•       changes in interest rates and in the availability, costs and terms of financing;

•       changes in governmental laws and regulations, fiscal policies and zoning and other ordinances and costs of compliance with laws and regulations;

•       the ongoing need for capital improvements, particularly in older structures;

•       changes in operating expenses; and

•       civil unrest, acts of war and natural disasters, including earthquakes and floods, which may result in uninsured and underinsured losses.

We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. In addition, there are provisions under the federal income tax laws applicable to REITs that may limit our ability to recognize the economic benefit from a sale of our assets. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition.

Transfers of healthcare facilities generally require regulatory approvals, and alternative uses of healthcare facilities are limited.

Because transfers of healthcare facilities may be subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate, there may be delays in transferring operations of our facilities to successor tenant operators or we may be prohibited from transferring operations to a successor tenant operator. In addition, substantially all of our properties are healthcare facilities that may not be easily adapted to non-healthcare related uses. If we are unable to transfer properties at times opportune to us, our revenue and operations may suffer.

We may experience uninsured or underinsured losses.

We generally require our operators to secure and maintain comprehensive liability and property insurance that covers us, as well as the operators, on most of our properties. Some types of losses, however, either may be uninsurable or too expensive to insure against. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. In such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. We cannot assure you that material losses in excess of insurance proceeds will not occur in the future.

Increases in interest rates may increase our interest expense and adversely affect our cash flow and our ability to service our indebtedness.

At March 31, 2006, our total consolidated indebtedness was approximately $2.1 billion, of which approximately $386 million, or 19%, is subject to variable interest rates. This variable rate debt had a weighted average interest rate of approximately 5.4% per annum. Increases in interest rates on this variable rate debt would increase our interest expense, which could harm our cash flow and our ability to service our indebtedness.

Loss of our tax status as a REIT would have significant adverse consequences to us.

We currently operate and have operated commencing with our taxable year ended December 31, 1985 in a manner that is intended to allow us to qualify as a REIT for federal income tax purposes under the Internal Revenue Code.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, and we must satisfy a number of requirements regarding the composition of our assets. Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, excluding capital gains. In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to qualify as a REIT for tax purposes. Although we believe that we have been organized and have operated in such manner, we can give no assurance that we have qualified or will continue to qualify as a REIT for tax purposes.

If we lose our REIT status, we will face serious tax consequences that will substantially reduce the funds available to make payments of principal and interest on the debt securities we issue and to make distributions to our stockholders. If we fail to qualify as a REIT:

•       we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•       we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•       unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, all distributions to stockholders would be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits and we would not be required to make distributions to stockholders.

As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and could adversely affect the value of our common stock.

To maintain our REIT status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

Our charter contains ownership limits with respect to our common stock.

Our charter, subject to certain exceptions, contains restrictions on the ownership and transfer of our common stock that are intended to assist us in preserving our qualification as a REIT.  Under our charter, subject to certain exceptions, no person or entity may own, actually or constructively, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock.

Additionally, our charter has a 9.9% ownership limitation on the company’s voting shares. Our board of directors, in its sole discretion, may exempt a proposed transferee from either ownership limit. The ownership limits may delay, defer or prevent a transaction or a change of control that might be in the best interest of our stockholders.

Risks Relating to the Acquisition of CNL Retirement Properties, Inc.

The value of our common stock to be issued to CRP shareholders in the merger will fluctuate.

In the pending merger of CNL Retirement Properties, Inc., or CRP, a Maryland corporation, with and into Ocean Acquisition 1, Inc., a Maryland corporation and our wholly-owned subsidiary, CRP shareholders will receive 0.0865 of a share of our common stock and $11.1293 in cash, without interest and less any required tax withholding, for each share of CRP common stock they own. As a result of CRP shareholders receiving a portion of the merger consideration in shares of our stock, the value of the merger consideration to be received by CRP shareholders will depend on the market price of our stock at the time the merger is completed. The market price of our stock at the closing of the merger will likely vary from time to time. These variations may be caused by a number of factors, including changes in the businesses, operations or prospects of HCP or CRP, the timing of the merger and general market and economic conditions. Additionally, the payment of shares of our common stock to CRP shareholders in connection with the merger would dilute the share ownership of our existing common stockholders and may affect the value of our common stock. The merger consideration will not be adjusted for any increase or decrease in the market price of our common stock or CRP common stock.

If we are unable to successfully integrate the operations of CRP, our business and earnings may be negatively affected.

The merger with CRP will involve the integration of companies that have previously operated independently. Successful integration of the operations of CRP will depend primarily on our ability to consolidate operations, systems procedures, properties and personnel and to eliminate redundancies and costs. The merger will also pose other risks commonly associated with similar transactions, including unanticipated liabilities, unexpected costs and the diversion of management’s attention to the integration of the operations of our operations and those of CRP. We cannot assure you that we will be able to integrate CRP’s operations without encountering difficulties, including, but not limited to, the loss of key employees, the disruption of our respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Estimated cost savings are projected to come from various areas that our management has identified through the due diligence and integration planning process. If we have difficulties with any of these integrations, we might not achieve the economic benefits we expect to result from the merger, and this may hurt our business and earnings. In addition, we may experience greater than expected costs or difficulties relating to the integration of the business of CRP and/or may not realize expected cost savings from the merger within the expected time frame, if at all.

Difficulties associated with establishing joint ventures and contributing properties to those joint ventures or selling properties, including CRP’s properties, could limit the combined company’s flexibility and adversely affect the anticipated benefits of the merger and the market price of our common stock.

We have established joint ventures with respect to certain of our properties or sold certain of our properties to third parties in recent years and intend to continue to establish joint ventures and sell properties as opportunities arise. We believe that many of CRP’s current and future developments will be good candidates to contribute to joint ventures or sell to third parties. The combined company’s ability to establish joint ventures or sell properties, including properties currently owned or developed by CRP, on advantageous terms is dependent upon several factors, some of which are beyond the control of our management. These factors include our ability to identify financial partners willing to contribute to joint ventures on acceptable terms, if at all, and our ability to obtain debt financing for such joint ventures on attractive terms, if at all, as well as competition from other owners of properties and rights of third parties with respect to such properties. Continued interest from and capital provided by other joint venture investors is necessary in order for us to continue its strategy of contributing properties to such joint ventures. Our inability to establish joint ventures and contribute properties to such joint ventures or to sell properties, including those properties currently owned by CRP, or to do so on advantageous terms could materially adversely affect our business.

We and CRP are expected to incur substantial costs in connection with the merger, which could result in our not realizing some of the anticipated benefits of the merger.

We and CRP are expected to incur one-time, pre-tax costs of approximately $33.1 million in connection with the merger. These costs will include investment banking expenses, legal and accounting fees, printing expenses and other related charges incurred by us and CRP. Completion of the merger will also require the payment of fees in connection with certain of CRP’s existing debt. In addition, we anticipate prepaying and/or refinancing other of CRP’s existing debt. We also expect to incur one-time, pre-tax cash and non-cash costs related to the integration of us and CRP, which cannot be estimated at this time. There can be no assurance that the costs incurred by us and CRP in connection with the merger will not be higher than expected or that we will not incur additional unanticipated costs and expenses in connection with the merger.

The combined company’s indebtedness following the completion of the merger will be higher than our existing indebtedness. This increased level of indebtedness could adversely affect us in many ways, including by reducing funds available for other business purposes, reducing our flexibility and increasing our exposure to variations in interest rates.

Our indebtedness as of March 31, 2006 was approximately $3.4 billion. Our pro forma indebtedness as of March 31, 2006, giving effect to the merger and taking into account our anticipated debt financings in connection with the merger, would be approximately $7 billion. Our anticipated debt financings include up to $2.6 billion of aggregate borrowings under a 364 day bridge facility and a two-year term loan facility. In addition, it is expected that we will continue to incur debt in the future. As a result of the increase in debt, demands on our cash resources will increase after the merger. The increased levels of debt could reduce funds available to us to pay dividends, or make capital expenditures and acquisitions or create competitive disadvantages for us compared to other companies with lower debt levels. In addition to requiring repayment or refinancing within a period of time ranging from 364 days to three years, the debt facilities that we expect to enter into to finance the merger will be required to be repaid from the cash proceeds of non-ordinary course asset sales, the incurrence of certain debt, the issuance of additional equity and certain other events. As a result of such covenants and our expected level of debt generally, our flexibility could be significantly limited, including our ability to finance or refinance our properties, contribute properties to joint ventures or sell properties as needed.

At March 31, 2006, approximately $412 million of our debt was subject to variable interest rates. We anticipate that a substantial portion of the new debt to be incurred or assumed in connection with the merger will also be subject to variable interest rates and that, following the merger, a higher percentage of our debt overall will be subject to variable interest rates. If interest rates increase, the combined company’s interest costs will also increase, which could harm our cash flow and our ability to service debt. An increase in market interest rates may also lead investors to demand a higher annual distribution rate, which could adversely affect the market price of our common stock.

Our business and stock price may be adversely affected if the merger with CRP is not completed.

The merger with CRP is subject to several customary conditions, including obtaining clearance from governmental entities. If our merger with CRP is not completed, we could be subject to a number of risks that may adversely affect our business and stock price, including:

•                  our management’s attention may be diverted from our day-to-day business and our employees and our relationships with customers and joint venture partners may be disrupted as a result of efforts relating to the acquisition;

•                  the market price of shares of our stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed;

•                  we must pay certain costs related to the merger, such as legal and accounting fees and printing expenses; and

•                  we would not realize the benefits we expect by acquiring CRP.

As a result of the merger, the number of our stockholders will increase by approximately 92,442 persons. Sales by such individuals could exert downward pressure on the price of our common stock.

As of  August 1, 2006, CRP had 92,442 holders of its common stock. CRP common stock is not publicly traded and, accordingly, is relatively illiquid. As a result of the merger, CRP’s stockholders will receive shares of our common stock, which is publicly traded and more liquid. Sales by former CRP stockholders of our common stock could exert downward pressure on the price of our common stock.

As a result of the merger and the Advisor merger, we may inherit tax liabilities and attributes from CRP and the Advisor.

Concurrently with the CRP merger, CNL Retirement Corp., or the Advisor, which is the external advisor to CRP, will merge with and into Ocean Acquisition 2, LLC, or Ocean 2, a wholly owned subsidiary of ours, pursuant to the Agreement and Plan of Merger, dated as of May 1, 2006, by and among us, the Advisor, the stockholders of the Advisor and Ocean 2. We refer to this merger as the Advisor merger.  As a result of the merger and the Advisor merger, we may succeed to certain tax liabilities and tax attributes of CRP and the Advisor.  See “United States Federal Income Tax Considerations—Tax Liabilities and Attributes Inherited from CRP” and “United States Federal Income Tax Considerations—Tax Liabilities and Attributes Inherited from the Advisor.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may inspect information that we file with The New York Stock Exchange, as well as our SEC filings, at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC.  The information that we incorporate by reference is considered a part of this prospectus and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus.  We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended:

•                  our Current Reports on Form 8-K filed on February 9, 2006, February 17, 2006, February 21, 2006, May 2, 2006 (pursuant to Items 8.01 and 9.01), May 4, 2006, May 17, 2006, June 30, 2006, August 2, 2006 and August 4, 2006;

•                  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•                  our Proxy Statement filed on April 10, 2006; and

•                  the description of our common stock contained in our registration statement on Form 10 dated May 7, 1985 (File No. 1-8895), including the amendments dated May 20, 1985 and May 23, 1985, and any other amendment or report filed for the purpose of updating such description, including the description of amendments to our charter contained in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001 and June 30, 2004.

We are also incorporating by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the securities described in this prospectus.  These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus.  You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

Investor Relations
Health Care Property Investors, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California  90806
(562) 733-5100
investorrelations@hcpi.com

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and the information incorporated by reference in this prospectus or any prospectus supplement that are not historical factual statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this section for purposes of complying with these safe harbor provisions.  The statements include, among other things, statements regarding the intent, belief or expectations of us and our officers and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should” and other comparable terms or the negative thereof.  In addition, we, through our senior management, from time to time make forward-looking oral and written public statements concerning our expected future operations and other developments.  You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties.  Actual results may differ materially from the expectations contained in the forward-looking statements as a result of various factors.  In addition to the factors set forth in this prospectus and in our annual report on Form 10-K for the fiscal year ended December 31, 2005, you should consider the following:

(a)            Legislative, regulatory, or other changes in the healthcare industry at the local, state or federal level which increase the costs of or otherwise affect the operations of, our tenants and borrowers;

(b)           Changes in the reimbursement available to our operators by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage;

(c)            Competition for tenants and borrowers, including with respect to new leases and mortgages and the renewal or rollover of existing leases;

(d)           Availability of suitable healthcare facilities to acquire at favorable prices and the competition for such acquisition and financing of healthcare facilities;

(e)            The ability of our tenants and borrowers to operate our properties in a manner sufficient to maintain or increase revenues and to generate sufficient income to make rent and loan payments;

(f)              The financial weakness of some operators, including potential bankruptcies, which results in uncertainties regarding our ability to continue to realize the full benefit of such operators’ leases;

(g)           Changes in national or regional economic conditions, including changes in interest rates and the availability and cost of capital;

(h)           The risk that we will not be able to sell or lease facilities that are currently vacant;

(i)               The potential costs of SB 1953 compliance with respect to our hospital in Tarzana, California;

(j)               The financial, legal and regulatory difficulties of two significant operators, Tenet and HealthSouth; and

(k)            The potential impact of existing and future litigation matters.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks and uncertainties, the forward-looking events discussed in this prospectus or incorporated by reference in this prospectus may not occur.

THE COMPANY

We invest primarily in real estate serving the healthcare industry in the United States. We are a Maryland corporation and were organized to qualify as a REIT in 1985. We are headquartered in Long Beach, California, with operations in Nashville, Tennessee, and our portfolio includes, as of March 31, 2006, interests in 534 properties in 42 states and consists of 138 senior housing facilities, 185 medical office buildings, 29 hospitals, 156 skilled nursing facilities and 26 other healthcare facilities. We acquire healthcare facilities and lease them to healthcare providers and provide mortgage financing secured by healthcare facilities. Our portfolio includes: (i) senior housing, including independent living facilities (“ILFs”), assisted living facilities (“ALFs”), and continuing care retirement communities (“CCRCs”); (ii) medical office buildings (“MOBs”); (iii) hospitals; (iv) skilled nursing facilities (“SNFs”); and (v) other healthcare facilities, including laboratory and office buildings.

Our executive offices are located at 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806, and our telephone number is (562) 733-5100. For additional information on us, see “Where You Can Find More Information” on page 7.

THE OFFERING

On July 22, 2005, we formed HCP DR California, LLC and acquired the sole managing member interest in HCP DR California, LLC. On July 22, 2005 we caused HCP DR California, LLC to issue 1,845,439 managing member units to us in exchange for a capital contribution of approximately $50.4 million. Also in connection with our contribution, certain limited partnerships and limited liability company subsidiaries of Aegis Assisted Living, LLC and Oakmont Senior Living, LLC, each a California limited liability company that was then unaffiliated with us or HCP DR California, LLC, made a capital contribution to HCP DR California, LLC of real property and improvements with an equity value net of assumed debt of approximately $24.5 million in exchange for an aggregate of 898,410 non-managing member units in HCP DR California, LLC. Immediately after the initial disbursement of non-managing member units to the members of Aegis Assisted Living, LLC and Oakmont Senior Living, LLC, various non-managing members redeemed their units for cash, leaving non-managing members (exclusive of HCP) with a total of 699,454 non-managing member units, and HCP with a total of 198,956 non-managing member units.

Beginning on July 22, 2006, the 699,454 non-managing member units held by the non-managing members (exclusive of HCP) may be redeemed by the holders thereof for cash, or, at our option, exchanged for common stock, as more fully described below under “Operating Agreement—Redemption Rights.” At the time of the non-managing members’ acquisition of the non-managing member units, we agreed to provide registration rights with respect to the shares of common stock for which the non-managing member units may be exchanged.

We are filing the registration statement of which this prospectus is a part pursuant to our contractual obligation related to the registration rights given to the holders of non-managing member units in HCP DR California, LLC. However, the registration of the shares of common stock being offered pursuant to this prospectus does not necessarily mean that any of the units will be tendered for redemption or that we will in fact issue any of the common stock in exchange for the units, or that if issued, such holders will offer or sell any of their shares.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of shares of common stock pursuant to this prospectus; however, we will acquire non-managing member units of HCP DR California, LLC in exchange for shares of our common stock issued to a redeeming non-managing member. HCP DR California, LLC will pay certain registration expenses which we estimate to be approximately $80,000. Upon filing the registration statement, Aegis Assisted Living, LLC shall pay or cause to be paid, as contribution for the registration expenses, an aggregate of $75,000 to HCP DR California, LLC.

DESCRIPTION OF HCP CAPITAL STOCK

Our authorized capital stock consists of 750,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. The following description does not contain all the information that might be important to you. Therefore you should read carefully the more detailed provisions of our articles of restatement and our third amended and restated bylaws. See “Where You Can Find More Information” beginning on page 7.

COMMON STOCK

As of August 1, 2006, there were 137,301,582 shares of common stock outstanding. All shares of common stock participate equally in dividends payable to holders of common stock, when and as authorized by our board and declared by us, and in net assets available for distribution to holders of common stock on liquidation, dissolution, or winding up. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders. Holders of common stock do not have cumulative voting rights in the election of directors.

All issued and outstanding shares of common stock are, and the common stock offered by this prospectus will be upon issuance, validly issued, fully paid and nonassessable. Holders of common stock do not have preference, conversion, exchange or preemptive rights. The common stock is listed on The New York Stock Exchange (NYSE Symbol: HCP).

The Transfer Agent and Registrar for our common stock is The Bank of New York.

PREFERRED STOCK

Under our charter, our board is authorized without further stockholder action to establish and issue, from time to time, up to 50,000,000 shares of our preferred stock, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by our board. As of December 31, 2005, we had outstanding 4,000,000 shares of 7.25% Series E Cumulative Redeemable Preferred Stock (“Series E Preferred Stock”) with a liquidation preference of $100,000,000 and 7,820,000 shares of 7.10% Series F Cumulative Redeemable Preferred Stock (“Series F Preferred Stock”) with a liquidation preference of $195,500,000. Certain terms of the Series E Preferred Stock and Series F Preferred Stock are described below.

Series E Preferred Stock

Voting Rights

Holders of Series E Preferred Stock generally do not have any voting rights, except in limited circumstances.

If dividends on any shares of Series E Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive, the holders of Series E Preferred Stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) are entitled to vote for the election of a total of two additional directors of HCP at a special meeting called by the holders of record of at least 25% of the Series E Preferred Stock or the holders of any other class or series of preferred stock so in arrears or at the next annual meeting of stockholders. These voting rights continue at each subsequent annual meeting until all dividends accumulated on such shares of Series E Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and set aside for payment. In such case, our entire board is increased by two directors.

So long as any shares of Series E Preferred Stock remain outstanding, we shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of Series E Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, with the Series E Preferred Stock voting separately as a class:

•                  authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series E Preferred Stock with respect to the payment of dividends, or the distribution of assets on liquidation, dissolution or winding up;

•                  reclassify any of our authorized stock into any such shares, or authorize, create or issue any obligation or security convertible into or evidencing the right to purchase any class or series of stock ranking prior to the Series E Preferred Stock with respect to the payment of dividends, or the distribution of assets on liquidation, dissolution or winding up; or

•                  repeal, amend or otherwise change any of the provisions applicable to the Series E Preferred Stock in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of the Series E Preferred Stock. However, an increase in the amount of authorized preferred stock, the creation or issuance of other classes or series of preferred stock or any increase in the amount of authorized shares of Series E Preferred Stock or of any other class or series of preferred stock, in each case ranking on a parity with or junior to the Series E Preferred Stock, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The consent of the holders of Series E Preferred Stock is not required for the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series E Preferred Stock, except as expressly set forth in the provisions of our charter.

Rank

With respect to dividend rights and rights upon liquidation, dissolution or winding up of HCP, the Series E Preferred Stock ranks:

•                  senior to the common stock, and to all equity securities issued by us ranking junior to the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP;

•                  on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP; and

•                  junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP.

The term “equity securities” does not include convertible debt securities, which rank senior to the Series E Preferred Stock prior to conversion.

Dividends

Holders of shares of the Series E Preferred Stock are entitled to receive, when, as, and if declared by our board out of funds legally available for the payment of dividends, cumulative preferential annual cash dividends at the rate of 7.25% of the liquidation preference (equivalent to $1.8125 per annum per share).

Dividends on the Series E Preferred Stock are cumulative from the date of original issue and payable quarterly in arrears on or about the last day of each March, June, September and December or, if not a business day, the next succeeding business day.

No dividends may be declared by our board or paid or set apart for payment on the Series E Preferred Stock if the terms of any of our agreements, including any agreement relating to its indebtedness, prohibits such a declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends may be declared by our board or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

Dividends on the Series E Preferred Stock accrue, however, whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series E Preferred Stock do not bear interest and holders of the Series E Preferred Stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series E Preferred Stock is first credited against the earliest accrued but unpaid dividend due that remains payable.

No full dividends may be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the Series E Preferred Stock, other than a dividend in shares of any class of stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for such payment on the Series E Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full, or full payment is not so set apart, upon the Series E Preferred Stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and any other class or series of preferred stock ranking on a parity as to dividends with the Series E Preferred Stock are declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series E Preferred Stock and such other class or series of preferred stock, which cannot include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, bear to each other.

Except as provided in the preceding paragraph, unless full cumulative dividends on the Series E Preferred Stock have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods and the then current dividend period, then, other than the payment of dividends in shares of common stock or other shares of capital stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation:

•                  no dividends may be declared or paid or set aside for payment upon the common stock, or any other of our capital stock ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation;

•                  no other distribution may be declared or made upon the common stock, or any other of our capital stock ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation; and

•                  no shares of common stock, or any other shares of our capital stock ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration by us, except by conversion into or exchange for other of our capital stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation or for the purpose of preserving our qualification as a real estate investment trust.

Liquidation Preferences

Upon any liquidation, dissolution or winding up of the affairs of HCP, the holders of Series E Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of common stock or any other class or series of our capital stock that ranks junior to the Series E Preferred Stock as to liquidation rights.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the Maryland General Corporation Law (“MGCL”), no effect is given to amounts that would be needed if we would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of our stock whose preferential rights upon distribution are superior to those receiving the distribution.

Maturity; Redemption

The Series E Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption. The Series E Preferred Stock is not redeemable prior to September 15, 2008. We are entitled, however, to purchase shares of the Series E Preferred Stock in order to preserve our status as a real estate investment trust for federal or state income tax purposes at any time. Following September 15, 2008, we may, at our option, redeem the Series E Preferred Stock at $25 per share ($100,000,000 in the aggregate), plus accrued and unpaid dividends.

Transfer and Ownership Restrictions

See “—Transfer and Ownership Restrictions Relating to Our Preferred Stock.”

Series F Preferred Stock

Voting Rights

Holders of the Series F Preferred Stock generally do not have any voting rights, except in limited circumstances.

If dividends on any shares of Series F Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive, the holders of Series F Preferred Stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable, including the Series E Preferred Stock) are entitled to vote for the election of a total of two additional directors of HCP at a special meeting called by the holders of record of at least 25% of the Series F Preferred Stock or the holders of any other class or series of preferred stock so in arrears or at the next annual meeting of stockholders. These voting rights continue at each subsequent annual meeting until all dividends accumulated on such shares of Series F Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and set aside for payment. In such case, our entire board is increased by two directors.

So long as any shares of Series F Preferred Stock remain outstanding, we shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of Series F Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, with the Series F Preferred Stock voting separately as a class:

•                  authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series F Preferred Stock with respect to the payment of dividends, or the distribution of assets on liquidation, dissolution or winding up;

•                  reclassify any of our authorized stock into any such shares, or authorize, create or issue any obligation or security convertible into or evidencing the right to purchase any class or series of stock ranking prior to the Series F Preferred Stock with respect to the payment of dividends, or the distribution of assets on liquidation, dissolution or winding up; or

•                  repeal, amend or otherwise change any of the provisions applicable to the Series F Preferred Stock in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of the Series F Preferred Stock. However, an increase in the amount of authorized preferred stock, the creation or issuance of other classes or series of preferred stock or any increase in the amount of authorized shares of Series F Preferred Stock or of any other class or series of preferred stock, in each case ranking on a parity with or junior to the Series F Preferred Stock, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The consent of the holders of Series F Preferred Stock is not required for the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series F Preferred Stock, except as expressly set forth in the provisions of our charter.

Rank

With respect to dividend rights and rights upon liquidation, dissolution or winding up of HCP, the Series F Preferred Stock ranks:

•                  senior to the common stock, and to all equity securities issued by us ranking junior to the Series F Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP;

•                  on a parity with the Series E Preferred Stock and with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the Series F Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP; and

•                  junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the Series F Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP.

The term “equity securities” does not include convertible debt securities, which rank senior to the Series F Preferred Stock prior to conversion.

Dividends

Holders of the Series F Preferred Stock are entitled to receive, when, as, and if declared by our board, out of funds legally available for the payment of dividends, cumulative preferential annual cash dividends at the rate of 7.10% of the liquidation preference (equivalent to $1.775 per annum per share).

Dividends on the Series F Preferred Stock are cumulative from the date of original issue and payable quarterly in arrears on or about the last day of each March, June, September and December or, if not a business day, the next succeeding business day. Any dividend payable on the Series F Preferred Stock, including dividends payable for any partial dividend period, are computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividends may be declared by our board or paid or set apart for payment on the Series F Preferred Stock if the terms of any of our agreements, including any agreement relating to its indebtedness, prohibits such a declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends may be declared by our board or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

Dividends on the Series F Preferred Stock accrue, however, whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series F Preferred Stock do not bear interest and holders of the Series F Preferred Stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series F Preferred Stock is first credited against the earliest accrued but unpaid dividend due that remains payable.

No full dividends may be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the Series F Preferred Stock, other than a dividend in shares of any class of stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for such payment on the Series F Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or full payment is not so set apart) upon the Series F Preferred Stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the Series F Preferred Stock, including the Series E Preferred Stock, all dividends declared upon the Series F Preferred Stock and any other class or series of preferred stock ranking on a parity as to dividends with the Series F Preferred Stock are declared pro rata so that the amount of dividends declared per share of Series F Preferred Stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series F Preferred Stock and such other class or series of preferred stock, which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, bear to each other.

Except as provided in the preceding paragraph, unless full cumulative dividends on the Series F Preferred Stock have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods and the then current dividend period, then, other than the payment of dividends in shares of common stock or other shares of capital stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation:

•                  no dividends may be declared or paid or set aside for payment upon the common stock, or any other of our capital stock  ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation;

•                  no other distribution may be declared or made upon the common stock, or any other of our capital stock ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation; and

•                  no shares of common stock, or any other shares of our capital stock ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration by us, except by conversion into or exchange for other of our capital stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation or for the purpose of preserving our qualification as a real estate investment trust.

Liquidation Preferences

Upon any liquidation, dissolution or winding up of the affairs of HCP, the holders of Series F Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of common stock or any other class or series of our capital stock that ranks junior to the Series F Preferred Stock as to liquidation rights.

In determining whether a distribution, other than upon voluntary or involuntary liquidation, by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the MGCL, no effect is given to amounts that would be needed if we would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of our stock whose preferential rights upon distribution are superior to those receiving the distribution.

Maturity; Redemption

The Series F Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption. The Series F Preferred Stock is not redeemable prior to December 3, 2008. We are entitled, however, to purchase shares of the Series F Preferred Stock in order to preserve our status as a real estate investment trust for federal or state income tax purposes at any time. Following December 3, 2008, we may, at our option, redeem the Series F Preferred Stock at $25 per share ($195,500,000 in the aggregate), plus accrued and unpaid dividends.

Transfer and Ownership Restrictions

See “—Transfer and Ownership Restrictions Relating to Our Preferred Stock.”

TRANSFER AND OWNERSHIP RESTRICTIONS RELATING TO OUR COMMON STOCK

Our charter contains restrictions on the ownership and transfer of our voting stock that are intended to assist us in complying with the requirements to continue to qualify as a REIT. Subject to limited exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of our common stock. Our board may, but is in no event required to, waive the applicable ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT and our board otherwise decides such action would be in our best interests.

These charter provisions further prohibit:

•                  any person from actually or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a real estate investment trust (including but not limited to ownership that would result in us owning, actually or constructively, an interest in a tenant as described in Section 856(d)(2)(B) of the Internal Revenue Code if the income derived by us, either directly or indirectly, from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Internal Revenue Code); and

•                  any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of our stock that will or may violate any of these restrictions on ownership and transfer is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. Under our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the applicable ownership limit or such other limit as permitted by our board, then any such purported transfer is void and of no force or effect with respect to the purported transferee as to that number of shares of our stock in excess of the ownership limit or such other limit, and the transferee will acquire no right or interest in such excess shares. Any excess shares described above are transferred automatically, by operation of law, to a trust, the beneficiary of which is a qualified charitable organization selected by us. Such automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust is required to sell the excess shares to a person or entity who could own the shares without violating the applicable ownership limit, or such other limit as permitted by our board, and distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for the excess shares or the sales proceeds received by the trust for the excess shares. Any proceeds in excess of the amount distributable to the prohibited transferee are distributed to the beneficiary of the trust. Prior to a sale of any such excess shares by the trust, the trustee is entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such excess shares, and also is entitled to exercise all voting rights with respect to such excess shares.

Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•                  to rescind as void any vote cast by a prohibited transferee prior to the discovery by us that the shares have been transferred to the trust; or

•                  to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the prohibited transferee, prior to the discovery by us that such shares had been automatically transferred to a trust as described above, are required to be repaid to the trustee upon demand for distribution to the beneficiary of the trust. In the event that the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the ownership limit or such other limit as permitted by our board, then our charter provides that the transfer of the excess shares is void ab initio.

In addition, shares of common stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•                  the price per share in the transaction that resulted in such transfer to the trust or, in the case of a devise or gift, the market price at the time of such devise or gift; and

•                  the market price on the date we, or our designee, accepted the offer.

We will have the right to accept the offer until the trustee has sold the shares of stock held in the trust. Upon a sale to us, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee.

If any purported transfer of shares of common stock would cause us to be beneficially owned by fewer than 100 persons, such transfer will be null and void ab initio in its entirety and the intended transferee will acquire no rights to the stock.

All certificates representing shares of common stock bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the common stock or otherwise be in the best interest of our stockholders.

In addition, if our board of directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, it shall have the power:

•                  by lot or other means deemed equitable by it to call for the purchase from any stockholder of a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the direct or indirect ownership of voting shares of capital stock of the beneficial owner to a level of no more than 9.9% of our outstanding voting shares; and

•                  to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of the board of directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of our capital stock.

If our board of directors fails to grant an exemption from this 9.9% ownership limitation, then the transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares shall be deemed void ab initio, and the intended transferee shall be deemed never to have had an interest in the transferred securities. The purchase price for any voting shares of capital stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which we send notices of such acquisitions, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the board of directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by the board of directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

BUSINESS COMBINATION PROVISIONS

Our charter requires that, except in some circumstances, “business combinations” between us and a beneficial holder of 10% or more of our outstanding voting stock (a “Related Person”) be approved by the affirmative vote of at least 90% of our outstanding voting shares. A “business combination” is defined in our charter as:

•                  any merger or consolidation with or into a Related Person;

•                  any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any “Substantial Part” (as defined below) of our assets, including any voting securities of a subsidiary, to a Related Person;

•                  any merger or consolidation of a Related Person with or into us;

•                  any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to us;

•                  the issuance of any of our securities, other than by way of pro rata distribution to all stockholders, to a Related Person; and

•                  any agreement, contract or other arrangement providing for any of the transactions described above.

The term “Substantial Part” means more than 10% of the book value of our total assets as of the end of our most recent fiscal year ending prior to the time the determination is being made.

In addition to the restrictions on business combinations contained in our charter, Maryland law also contains restrictions on business combinations. See “Provisions of Maryland Law and HCP’s Charter and Bylaws—Business Combinations.”

The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which stockholders might deem to be in their interests or in which they might receive a substantial premium. The HCP board’s authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See “—Preferred Stock.”

The foregoing provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares of our common stock, deprive stockholders of opportunities to sell at a temporarily higher market price. Our board believes, however, that inclusion of the business combination provisions in our charter may help assure fair treatment of our stockholders and preserve our assets.

TRANSFER AND OWNERSHIP RESTRICTIONS RELATING TO OUR PREFERRED STOCK

Our charter contains restrictions on the ownership and transfer of preferred stock that are intended to assist us in complying with the requirements to maintain its status as a REIT. Subject to limited exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of Series E Preferred Stock or Series F Preferred Stock. Our board of directors may, but in no event is required to, waive the applicable ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT and our board of directors otherwise decides such action would be in our best interests. The mechanics for the ownership limits on our preferred stock are similar to the mechanics related to our common stock, as described in “Transfer and Ownership Restrictions Relating to Our Common Stock” above.

OPERATING AGREEMENT

The following summarizes the material provisions of the Amended and Restated Limited Liability Company Agreement of HCP DR California, LLC, dated as of July 22, 2005, which we refer to as the “operating agreement.”  The summary is qualified in its entirety by reference to the operating agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part and which is incorporated by reference herein.

Management

HCP DR California, LLC is organized as a Delaware limited liability company under the Delaware Limited Liability Company Act and the terms of its operating agreement, the Amended and Restated Limited Liability Company Agreement of HCP DR California, LLC, as the same has been amended to date. Our company is the sole managing member of HCP DR California, LLC. Generally, pursuant to the operating agreement, we have exclusive and complete responsibility and discretion in the management and control of HCP DR California, LLC, including, subject to the restrictions discussed below, the ability to cause it to enter into major transactions such as acquisitions, dispositions, financings, and refinancings, and to manage and operate its properties. We may not be removed as the managing member of HCP DR California, LLC, with or without cause, unless we consent to being removed. Non-managing members of HCP DR California, LLC have no authority to transact business for HCP DR California, LLC or participate in its management activities, except in limited circumstances described below and as required by any non-waivable provision of applicable law.

As the managing member, we may not take any action in contravention of the operating agreement, including:

•                  taking any action that would make it impossible to carry out the ordinary business of HCP DR California, LLC;

•                  possessing or assigning any rights in specific property owned by HCP DR California, LLC, other than for an HCP DR California, LLC purpose, except those acts permitted by the operating agreement;

•                  taking any action that would cause a non-managing member to be subject to liability as a managing member, except those acts permitted by the operating agreement and by law;

•                  entering into any agreement that would have the effect of restricting a member of HCP DR California, LLC from exercising its right to redeem its units as provided in the operating agreement and discussed below under “Redemption Rights,” or the effect of restricting HCP DR California, LLC or us from satisfying our obligations under this agreement to effect such a redemption, except, in either case, if such member gives its prior written consent to such action; or

•                  entering into any agreement that would have the effect of restricting HCP DR California, LLC’s ability to make distributions to its members, without the written consent of each member affected by the restriction.

The consent of the holders of a majority of the outstanding non-managing member units is required before we will be permitted to take the following extraordinary actions involving HCP DR California, LLC:

•                  the amendment, modification or termination of the operating agreement other than to reflect the permitted admission, substitution, termination or withdrawal of members or in connection with a permitted dissolution or termination of HCP DR California, LLC;

•                  approving or acquiescing to the transfer of all or a portion of the membership interest held by us, other than a transfer to an affiliate whose obligations under the operating agreement are guaranteed by us;

•                  the admission of any additional members in HCP DR California, LLC;

•                  making a general assignment for the benefit of HCP DR California, LLC’s creditors, permitting the appointment of a custodian for any part of assets of HCP DR California, LLC, or instituting any proceeding for bankruptcy on behalf of HCP DR California, LLC;

•                  acquiring any properties, other than the initial contributed properties of the non-managing members, successor properties or any assets subsequently acquired that are directly related to such properties; and

•                  incurring debt in violation of the operating agreement.

In addition to the above restrictions, we, as the managing member, may not amend the operating agreement or take any action without the consent of each non-managing member who would be adversely affected if such amendment or action would:

•                  convert a non-managing member’s interest in HCP DR California, LLC into a managing member interest;

•                  modify the limited liability of a non-managing member;

•                  alter the rights of a member to receive distributions or the allocation of income and loss to a member;

•                  materially alter the right of a member to redeem its non-managing member units or the right of a member to receive a make-whole payment as set forth in the operating agreement; or

•                  alter or modify the section governing the transfer of the managing member’s membership interest.

As managing member, we may, however, amend the operating agreement without non-managing member consent:

•                  to reflect the issuance of additional membership interests in exchange for capital contributions of cash or property, or the admission, substitution, termination or withdrawal of members as permitted by the operating agreement;

•                  to reflect inconsequential changes that do not adversely affect the non-managing members or to cure ambiguities and make other changes not inconsistent with law or the provisions of the operating agreement;

•                  to satisfy any requirements, conditions or guidelines contained in any governmental order or required by law;

•                  to reflect changes that are reasonably necessary for us to maintain our status as a REIT;

•                  to modify the manner in which capital accounts are computed; and

•                  to add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of a non-managing member.

In general, until the earlier of (i) July 22, 2015 or (ii) such time as the initial non-managing members of HCP DR California, LLC (consisting of the non-managing members, or successors thereto, that were issued non-managing member units on July 22, 2005) have disposed of, in taxable transactions, 80% of the non-managing member units issued to them in exchange for their contribution of property to HCP DR California, LLC, HCP DR California, LLC will be required to pay to the non-managing members a “make whole payment” in an amount equal to the aggregate federal, state and local income taxes incurred by the non-managing member as a result of the following actions, if such actions are undertaken without the consent of the holders of a majority of the non-managing member units held by non-managing members (excluding any non-managing member units held by the managing member):

•                  cause or permit HCP DR California, LLC to merge with another entity (except with a subsidiary), sell all or substantially all of HCP DR California, LLC’s assets (except to a subsidiary) or reclassify the outstanding equity interests of HCP DR California, LLC;

•                  sell, dispose, convey or otherwise transfer certain of the properties of HCP DR California, LLC in a transaction that causes holders of non-managing member units to recognize certain taxable income, other than as a result of a casualty loss, taking by eminent domain (other than a disposition resulting from the mere threat of eminent domain) or pursuant to the exercise of certain purchase rights provided that HCP DR California, LLC has first used commercially reasonable efforts to structure such disposition as either a tax-free like-kind exchange under Section 1031 of the Internal Revenue Code or as a tax-free investment under Section 1033 of the Internal Revenue Code;

•                  replace or refinance specified indebtedness of HCP DR California, LLC, unless such indebtedness:

•                     is refinanced with indebtedness that does not require principal repayments that would cause the principal balance of such replacement indebtedness to be less than the principal balance of the existing or replacement indebtedness replaced by such indebtedness;

•                     is either (i) provided by a lender that has no equity interest in HCP DR California, LLC and is not related to HCP DR California, LLC or (ii) of a nature and source to not disqualify the guarantee of the debt from preventing the recapture pursuant to Section 465(e) of the Internal Revenue Code of losses claimed by a non-managing member prior to the closing date;

•                     satisfies either of the following requirements (i) the fair market value of the collateral is not less than 133% of the sum of (x) the amount of the guarantees provided by non-managing members under the operating agreement, plus (y) the dollar amount of any other indebtedness (with recourse against the collateral) that is senior or pari passu with the indebtedness, plus (z) the aggregate amount of any other guarantees that are pari passu with, or at a lower level risk than, the guarantees provided by the non-managing parties pursuant to the operating agreement, or (ii) the indebtedness is general recourse liability of HCP DR California, LLC under which the lender is not limited in its recourse to the assets of HCP DR California, LLC; and

•                     either (i) is not subject to a guarantee, reimbursement or indemnity agreement provided by any person other than HCP DR California, LLC or a non-managing member that is executing such an agreement pursuant to the operating agreement, or other than a customary nonrecourse carve-out guarantee, environmental indemnity or similar guarantee or indemnity given by us or our affiliates or (ii) does not have any person who might be considered to “bear the economic risk of loss” or to be “at risk” with respect to such indebtedness unless such person is us or one of our affiliates and the initial non-managing members are permitted to enter into an indemnity agreement with such person to cause such non-managing member to “bear the economic risk of loss” or to be “at risk” with respect to such indebtedness vis-à-vis such person; or

•                  prepay the specified indebtedness, including replacement indebtedness assumed or taken subject to a transaction qualifying under Section 1031 of the Internal Revenue Code;

•                  fail to provide non-managing members the opportunity to guaranty the indebtedness of HCP DR California, LLC in an amount up to the non-managing member’s share of the total debt amount (initially $25.7 million), as determined by the non-managing member representative; or

•                  dissolve HCP DR California LLC.

In addition, a non-managing member will also be entitled to receive a make whole payment in the event of the exercise of such non-managing member’s redemption right under the operating agreement after receipt by such non-managing member of a written notice of a liquidating event provided by HCP DR California, LLC to the same extent such non-managing member would have been entitled to such make whole payment had such non-managing member not have been redeemed pursuant to such redemption.

Transferability of Interests

The operating agreement provides that a non-managing member may transfer its non-managing member units only after first offering those non-managing member units to us or otherwise obtaining our consent, except that a non-managing member may, without obtaining our consent, pledge its membership interest as security for the repayment of debt and transfer such membership interest to the lender upon the foreclosure of such debt if such transfer would not otherwise violate the terms of the operating agreement. A non-managing member may also, without our consent, transfer its membership interest in HCP DR California, LLC by assignment to a partner in such non-managing member in liquidation of that partner’s interest in such non-managing member, a family member of such non-managing member, a trust the beneficiaries of which include only such non-managing member and family members of such non-managing member, a corporation, general or limited partnership or limited liability company of which the owners include only such non-managing member and family members of such non-managing member, or to an organization described in Sections 170(b)(1)(A), 170(c)(2) or 501(c)(3) of the Internal Revenue Code. The operating agreement further imposes the following restrictions on the transfer of the non-managing member units:

•                  the person to whom any non-managing member units are transferred must assume all of the obligations of the transferor under the operating agreement;

•                  we will have the right to receive an opinion of counsel that the proposed transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations;

•                  we may prohibit any transfer otherwise permitted under the operating agreement if such transfer would require the filing of a registration statement under the Securities Act by HCP DR California, LLC or would otherwise violate any applicable federal or state securities laws or regulations;

•                  no transfer may be made to any person without our consent if such transfer could, as reasonably determined by us, (1) result in HCP DR California, LLC being treated as an association taxable as a corporation or for state income or franchise tax purposes, (2) adversely affect our ability to qualify as a REIT or subject us to additional taxes under Sections 857 or 4981 of the Internal Revenue Code or (3) be treated as having been effected through an “established securities market” or a “secondary market” within the meaning of Section 7704 of the Internal Revenue Code, or such transfer fails to satisfy a “safe harbor” preventing such treatment;

•                  no transfer may be made to a lender of HCP DR California, LLC or any person related to such a lender whose loan constitutes “nonrecourse liability” within the meaning of the Internal Revenue Code, without our consent as managing member;

•                  transfers may be made only as of the first day of a calendar quarter of HCP DR California, LLC, unless we otherwise consent; and

•                  no transfer may be made (1) to any person or entity who lacks the legal right, power or capacity to own a membership interest; (2) in violation of applicable law; (3) if such transfer would, in the opinion of legal counsel to HCP DR California, LLC, cause an increased tax liability to any other member as a result of the termination of HCP DR California, LLC; (4) if such transfer could cause HCP DR California, LLC to become a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of Section 4975(c) of the Internal Revenue Code; (5) if such transfer could cause HCP DR California, LLC to become a reporting company under the Exchange Act; (6) if such transfer could, in the opinion of legal counsel to HCP DR California, cause any portion of the assets of HCP DR California to constitute assets of any employee benefit plan pursuant to Department of Labor regulations; (7) in such transfer could subject HCP DR California to regulation under the Investment Company Act of 1940, the Investment Advisory Act of 1940 or ERISA, each as amended; or (8) if such transfer could result in HCP DR California having more than 100 members.

Capital Contributions

The operating agreement provides that if HCP DR California, LLC requires additional funds for its operation, we may fund those investments by making a capital contribution to HCP DR California, LLC. If we fund a capital contribution, we have the right to receive additional managing member units. In the event we receive additional managing member units in return for additional capital contributions, our membership interest in HCP DR California, LLC will be increased. Non-managing members of HCP DR California, LLC do not have the right to make additional capital contributions to HCP DR California, LLC unless permitted to do so by us in our discretion. Accordingly, the membership interest of non-managing members in HCP DR California, LLC will be diluted to the extent we receive an additional membership interest.

Tax Matters

Pursuant to the operating agreement, we are the tax matters partner of HCP DR California, LLC. The tax matters partner serves as HCP DR California, LLC’s representative in most tax matters. For example, as the tax matters partner, we have the authority to file tax returns and make elections for HCP DR California, LLC, conduct audits, file refund claims on behalf of HCP DR California, LLC and settle adjustments; provided, however, that, prior to the date on which the initial non-managing members have disposed of, in taxable transactions, 80% of the non-managing member units issued to them, the approval of the non-managing member representative (which approval or disapproval shall not be unreasonably withheld or delayed) shall be required to settle any administrative proceeding or institute or settle any litigation with respect to tax issues if such action (a) is reasonably likely to materially and adversely affect the non-managing members in the aggregate, and (b) does not relate to our tax status as a REIT. In addition, as the tax matters partner, we will receive notices and other information from the Internal Revenue Service. The designation of HCP as the tax matters partner of HCP DR California, LLC is not directly relevant to our tax status as a REIT.

Operations

The sole purposes of HCP DR California, LLC are to acquire, own, manage, operate, repair, renovate, maintain, improve, expand, redevelop, encumber, sell, lease, hold for appreciation or otherwise dispose of the real properties contributed to it, and any other properties acquired by it, and to invest and ultimately distribute funds, including, without limitation, obtained from owning, operating or disposing of such properties. The operating agreement provides, however, that we, as managing member, may operate HCP DR California, LLC in a manner that will enable us to continue to qualify as a REIT and avoid subjecting us to any additional federal income tax liability under Section 857 or 4981 of the Internal Revenue Code. Under the operating agreement, HCP DR California, LLC assumes and pays when due, or reimburses us for payment of, all costs and expenses that we incur for the benefit of or relating to its operation.

Distributions

Holders of non-managing member units are entitled to receive cumulative preferential distributions from the date of issuance of those non-managing member units, payable on a quarterly basis. The right of holders of non-managing member units to receive cumulative preferential distributions means that, unless and until each of those quarterly distributions are paid in full, HCP DR California, LLC cannot make any distributions to us. These preferred distributions are an amount per unit equal to the amount payable with respect to each share of our common stock for the corresponding quarter (subject to adjustment in the event we pay a dividend or distribution on our common stock in shares of our common stock, split or subdivide our common stock or effect a reverse stock split or other combination of our common stock into a smaller number of shares). Following the payment of the preferred distribution to holders of the non-managing member units, HCP DR California, LLC is required to distribute the remaining cash available for distribution to us until all distributions of cash, including prior distributions, have been made to the members of HCP DR California, LLC pro rata on the basis of the number of managing member or non-managing member units held by them as compared to the total number of managing member and non-managing member units then outstanding. Thereafter, the remaining cash available for distribution may be distributed, in our sole discretion, to the unitholders in proportion to their Sharing Percentages. The “Sharing Percentage” of a holder of non-managing member units (including us with respect to any non-managing member units held by us) is determined by multiplying 1% by a fraction, the numerator of which is the number of non-managing member units then outstanding and the denominator of which is the number of non-managing member units issued to the non-managing members, and multiplying the result by a fraction, the numerator of which is the number of non-managing member units held by such unitholder, and the denominator of which is the total number of non-managing member units then outstanding. Our “Sharing Percentage,” as the managing member of HCP DR California, LLC, in our capacity as such, is equal to 100% minus the aggregate Sharing Percentage of the holders of non-managing member units.

In the event of a taxable disposition of some of HCP DR California, LLC’s real property, we may elect to distribute all or a portion of the net proceeds of the taxable disposition to the members. In this event, we must distribute these proceeds as follows:

•                  first, to holders of non-managing member units to pay any previously unpaid preferred distribution on the non-managing member units held by them;

•                  second, to us until we have received an amount equal to the excess of (a) the amount of cash that must be distributed to us such that the aggregate distributions of cash have been made to all members of HCP DR California, LLC pro rata on the basis of the number of managing member or non-managing member units held by them as compared to the total number of managing member and non-managing member units then outstanding, over (b) the sum of certain prior distributions to us;

•                  third, to the holders of managing member units and non-managing member units in proportion to the number of managing member units and non-managing member units held by them in redemption of those units, as discussed below, until all non-managing member units have been redeemed; and

•                  finally, the remaining balance to us.

The distribution of the net proceeds from the taxable disposition of real property will constitute a return of capital to the unitholders of HCP DR California, LLC.  As such, we will cause HCP DR California, LLC to reduce the number of units outstanding at the time of such distributions by causing managing and non-managing member units to be redeemed.

Upon the refinancing of a property or the incurrence of additional debt, the repayment of which is secured by a property owned by HCP DR California, LLC, we may elect to distribute all or a portion of the refinancing or other debt proceeds to the members. In this event, we must distribute such proceeds as follows:

•                  first, to the holders of non-managing member units to pay any previously unpaid preferred distribution on the non-managing member units held by them; and

•                  second, the remaining balance to the members in accordance with their Sharing Percentages.

Allocation of Income and Loss

The operating net income and net loss of HCP DR California, LLC is generally allocated as follows:

•                  operating net loss for any fiscal year is allocated to the members in accordance with their Sharing Percentages;

•                  operating net income for any fiscal year is allocated as follows:

•              first, to each member to the extent necessary to offset any operating net loss previously allocated to such member;

•              second, to each member in an amount that will cause the current allocation, together with all previous allocations of operating net income and net income resulting from the disposition of real property, to be in proportion to and to the extent of the cumulative distributions received by such member for the current and all prior fiscal years; and

•              thereafter, the remaining balance to the members pro rata in accordance with their Sharing Percentages.

In the event HCP DR California, LLC sells or otherwise disposes of any of its real properties, however, the net income or net loss attributable to such sale or disposition is generally allocated as follows:

•                  net loss attributable to the sale or other disposition of real property is allocated to the holders of units in proportion to their Sharing Percentages; and

•                  net income attributable to the sale or other disposition of real property is allocated as follows:

•              first, to each member to the extent necessary to offset any net loss previously allocated to such member upon the sale or other disposition of a property;

•              second, to each member in an amount that will cause the current allocation, together with all previous allocations of operating net income and net income resulting from the disposition of a real property, to be in proportion to and to the extent of the cumulative distributions received by such member for the current and all prior fiscal years; and

•              thereafter, the remaining balance to the members pro rata in accordance with their Sharing Percentages.

In the event HCP DR California, LLC liquidates, the net income or net loss for that fiscal year is generally allocated as follows:

•                  first, to holders of non-managing member units pro rata in such amounts as will cause their capital account per unit to be, to the greatest extent possible, equal to the sum of: (a) the holder’s preferred return shortfall per unit (if any), (b) the value of a share of our stock (subject to specified adjustments), and (c) their pro rata share of a 1% (subject to adjustment) sharing amount; and

•                  thereafter, to us.

Each of the allocation provisions described above is subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and related Treasury Regulations.

Term

The operating agreement provides that HCP DR California, LLC will continue until dissolved by us in accordance with the provisions of the operating agreement or as otherwise provided by law. HCP DR California, LLC also will dissolve if:

•                  we withdraw as the managing member, unless within 90 days the non-managing members holding a majority of the outstanding non-managing member units elect in writing to continue the business of HCP DR California, LLC and appoint  a substitute managing member;

•                  we elect to dissolve it in accordance with the provisions of the operating agreement;

•                  it sells substantially all of its assets and properties in accordance with the provisions of the operating agreement;

•                  it is dissolved by judicial order;

•                  a final non-appealable judgment or order is entered by a court of competent jurisdiction ruling that we are bankrupt or insolvent, unless within 90 days after the entry of such judgment or order the non-managing members holding a majority of the outstanding non-managing member units elect in writing to continue the business of HCP DR California, LLC and appoint a substitute managing member;

•                  we are incapacitated as the managing member, unless within 90 days the non-managing members holding a majority of the outstanding non-managing member units elect in writing to continue the business of HCP DR California, LLC and to the appointment of a substitute managing member; or

•                  all of the non-managing member units held by non-managing members have been redeemed.

Indemnification

The operating agreement provides that, to the fullest extent permitted by law, HCP DR California, LLC will indemnify us, our officers and directors, the non-managing members, the non-managing member representative and those other persons and entities that we may designate. We are not liable to HCP DR California, LLC or its members for losses sustained, liabilities incurred or benefits not derived as a result of good faith errors, mistakes of fact or law, or acts or omissions. See “Comparison of HCP DR California, LLC and HCP—Management Liability and Indemnification”.

Redemption Rights

The non-managing member units that were originally issued on July 22, 2005 became redeemable in whole or in part for cash on July 22, 2006.  Accordingly, beginning July 22, 2006, each non-managing member (exclusive of HCP) has the right to cause us to redeem all or a portion of the non-managing member units held by it and originally issued on the date set forth above for cash.  If a non-managing member makes such an election, in lieu of having HCP DR California, LLC redeem the tendered units we may, at our option, elect to acquire such units in exchange for shares of our common stock.

Upon redemption, the tendering holder will receive either (x) that number of shares of our common stock (the “Exchange Shares”) equal to the sum of (a) the number of non-managing member units tendered multiplied by an adjustment factor and (b) the number of non-managing member units tendered multiplied by the amount that (i) cash dividends, including interest, distributed to each share of our common stock since July 22, 2005 multiplied by the adjustment factor on the date of such distribution, exceeds (ii) prior distributions of HCP DR California, LLC with respect to such non-managing member units or (y) at our election, an amount of cash equal to the market value of the number of Exchange Shares as determined in (x). As of the date of this prospectus, the adjustment factor is 1.0; the adjustment factor will be adjusted to account for the economic effect of: (a) the payment of any dividends or other distributions on our common stock in shares of common stock, any split or subdivision in our outstanding common stock, and any reverse stock split or other combination of our outstanding common stock into a smaller number of shares; (b) the distribution of any rights, options or warrants to all holders of our common stock to subscribe for or purchase or otherwise acquire our common stock or securities convertible into or exchangeable for our common stock at a price lower than the market value of our common stock; and (c) the distribution, by dividend or otherwise, to all holders of our common stock evidences of indebtedness or assets related to assets not received by us pursuant to a pro rata distribution by HCP DR California, LLC. If we elect to deliver cash in exchange for all or any portion of the Exchange Shares, the market value of those shares will be deemed to be the average of the closing trading price of our common stock for the 20 trading days ending on the second trading day immediately prior to the day on which the tendering holder delivers a notice of redemption to us. Non-managing member units that are acquired by us pursuant to the exercise of non-managing member’s redemption rights will be held by us as non-managing member units, with the same rights and preferences of non-managing member units held by non-managing members of HCP DR California, LLC.

Our acquisition of the non-managing member units, whether they are acquired for shares of common stock or cash, will be treated as a sale of the non-managing member units to us for United States federal income tax purposes. See “United States Federal Income Tax Considerations—Tax Consequences of the Exercise of Redemption Rights.”

A tendering holder effecting a redemption of all or a portion of the non-managing member units held by him must deliver to us a notice of redemption as required by the operating agreement. In general, a tendering holder shall have the right to receive the Exchange Shares or cash, which is payable in connection with the redemption, on the twentieth day following our receipt of the notice of redemption. All Exchange Shares delivered will be issued as duly authorized, validly issued, fully paid and non-assessable shares, free of any pledge, lien, encumbrance or restriction, other than those provided in our charter, our bylaws, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights or other agreement with respect to the Exchange Shares that the tendering holder has entered into. Notwithstanding any delay in delivery, the tendering holder shall be deemed the owner of such shares and vested with all rights of a stockholder as of the date on which the redemption occurs, including the right to vote or consent, and the right to receive dividends. Correspondingly, the tendering holder’s right to receive distributions with respect to the tendered non-managing member units will cease as of the date on which the redemption occurs.

The operating agreement imposes the following additional restrictions on the redemption of the non-managing member units:

•                  no non-managing member, assignee of a non-managing member or any substituted member of a non-managing member shall have the right to redeem units of HCP DR California, LLC to the extent that the exchange of such units for Exchange Shares would cause any person to own in excess of 9.8% of the number or value (whichever is more restrictive), as determined by our board in good faith, of outstanding shares of our common stock;

•                  no non-managing members, assignees of non-managing members or any substituted member of a non-managing member may exercise its redemption rights more than once in a calendar quarter, unless such non-managing member receives a notice of liquidation;

•                  no non-managing member may exercise its redemption right for fewer than 3,000 non-managing member units, unless the units constitute all of the units held by such non-managing member;

•                  no non-managing member exercising its redemption right may deliver its notice of redemption during the period from December 1st of any year through January 1st of the following year; and

•                  no date of redemption, as specified by a non-managing member in its notice of redemption, shall occur during the period from December 21st of any year through January 22nd of the following year.

We will not be obligated to effect a redemption of tendered non-managing member units if the issuance of Exchange Shares to the tendering holder would be prohibited under the provisions of our charter, particularly those which are intended to protect our qualification as a REIT. We will not be obligated to effect a redemption of tendered non-managing member units until the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

COMPARISON OF HCP DR CALIFORNIA, LLC AND HCP

Generally, the nature of an investment in our common stock is similar in several respects to an investment in non-managing member units of HCP DR California, LLC. However, there are also differences between ownership of non-managing member units and ownership of common stock, some of which may be material to investors.

HCP DR California, LLC and HCP are organized and incorporated in Delaware and Maryland, respectively. Upon the exchange of non-managing member units for our common stock, the rights of stockholders of HCP will be governed by the Maryland General Corporation Law and by our charter and bylaws.

The information below highlights the material differences between HCP DR California, LLC and us, relating to, among other things, form of organization, management control, voting rights, compensation and fees, investor rights, liquidity and federal income tax considerations. These comparisons are intended to assist holders of non-managing member units in understanding the ways in which their investment will be materially changed if they tender their non-managing member units for redemption and such units are exchanged for shares of our common stock.

The following discussion is summary in nature and does not constitute a complete discussion of these matters. The differences between the rights of HCP DR California, LLC unitholders and HCP stockholders may be determined in full by reference to the Maryland General Corporation Law, the Delaware Limited Liability Company Act, our charter and bylaws, the operating agreement of HCP DR California, LLC, as amended, and the balance of this prospectus and the registration statement of which this prospectus is a part.

HCP DR California, LLC / Delaware Law	HCP / Maryland Law

Form of Organization and Assets Owned

HCP DR California, LLC is a Delaware limited liability company. HCP DR California, LLC currently owns 12 senior housing facilities located in California, Washington and Nevada. All of HCP DR California, LLC’s assets were contributed to it by HCP and individuals and companies affiliated with Aegis Assisted Living, LLC or Oakmont Senior Living, LLC.

We are a Maryland corporation. We have elected to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ended December 31, 1985, and intend to maintain our qualification as a REIT. Our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code relating to our actual annual operating results, asset composition, distribution levels, and diversity of stock ownership. See “United States Federal Income Tax Considerations.” We are headquartered in Long Beach, California, with operations in Nashville, Tennessee, and our portfolio includes interests in 534 properties in 42 states. We invest primarily in real estate serving the healthcare industry in the United States. We acquire healthcare facilities and lease them to healthcare providers and provide mortgage financing secured by healthcare facilities. Our portfolio includes: (i) senior housing, including independent living facilities (“ILFs”), assisted living facilities (“ALFs”), and continuing care retirement communities (“CCRCs”); (ii) medical office buildings (“MOBs”); (iii) hospitals; (iv) skilled nursing facilities (“SNFs”); and (v) other healthcare facilities, including laboratory and office buildings.

Purpose

HCP DR California, LLC’s purpose is to acquire, own, manage, operate, repair, renovate, maintain, improve, expand, redevelop, encumber, sell, lease, hold for appreciation or otherwise dispose of the real properties contributed to it, and any other properties acquired by it, and to invest and ultimately distribute funds, including, without limitation, obtained from owning, operating or disposing of such properties.

Under our charter, we may engage in the ownership of real property and any other lawful act or activity for which corporations may be organized under Maryland law.

HCP DR California, LLC / Delaware Law	HCP / Maryland Law

Additional Equity

See “Operating Agreement–Capital Contributions.”

The board of directors may, in its discretion, authorize the issuance of additional shares of common stock or preferred stock. However, the total number of shares issued cannot exceed the authorized number of shares of stock set forth in our charter.

Borrowing Policies

The operating agreement provides that HCP DR California, LLC is permitted to incur or assume debt, including debt to us or our affiliates. All debt will be nonrecourse to us, as managing member, unless we otherwise agree. Except as otherwise required for us, as managing member, to avoid the obligation of making a make whole payment under the operating agreement, as of the date of the incurrence of debt, the ratio of outstanding principal balance of all debt of HCP DR California, LLC to the fair market value of the contributed properties and successor properties shall not exceed sixty-five percent (65%).

We are not restricted under our charter or bylaws from incurring debt.

The operating agreement provides that until the earlier of (i) July 22, 2015 or (ii) the date on which the initial non-managing members have disposed of, in taxable transactions, 80% of the non-managing member units issued to them, HCP DR California, LLC will be required to pay to each non-managing member a make whole payment in an amount equal to the aggregate federal, state and local income taxes incurred by the non-managing member as a result of the event, if HCP DR California, LLC does any of the following without the consent of the holders of a majority of the non-managing member units held by non-managing members (excluding any non-managing member units held by the managing member):

• replaces or refinances such specified indebtedness, unless such indebtedness is refinanced or replaced with indebtedness that meets certain criteria;

• prepays such specified indebtedness; or

• fails to provide non-managing members the opportunity to guaranty indebtedness. See “Operating Agreement—Management.”

Management Control

All management powers over the business and affairs of HCP DR California, LLC are vested in us as the managing member. No non-managing member has any right to participate in or exercise control or management power over the business and affairs of HCP DR California, LLC, except for actions which require the consent of the holders of a majority of the non-managing member units held by non-managing members. See “Operating Agreement—Management” and “—Voting Rights.”

Our board of directors has exclusive control over our business affairs subject only to the applicable provisions of Maryland law and the provisions in our charter and bylaws.

HCP DR California, LLC / Delaware Law	HCP / Maryland Law

Duties of Managing Members and Directors

Under Delaware law, we, as managing member of HCP DR California, LLC, are accountable to HCP DR California, LLC as a fiduciary and, consequently, are required to exercise good faith and integrity in all of our dealings with respect to HCP DR California, LLC’s affairs.

Under Maryland law, directors must perform their duties in good faith, in a manner that they reasonably believe to be in our best interests and with the care of an ordinarily prudent person in a like position under similar circumstances. Directors who act in such a manner generally will not be liable by reason of being a director. Under Maryland law, an act of a director is presumed to satisfy such standards.

Management Liability and Indemnification

HCP DR California, LLC has agreed to indemnify us, our directors and officers, the non-managing members and non-managing member representative and any other persons we designate from and against all claims and expenses, judgments, and other amounts incurred in connection with any actions relating to the operation of HCP DR California, LLC in which these indemnitees are involved, unless:

•     the act taken by an indemnitee was in bad faith or was the result of active and deliberate dishonesty and was material to the action;

•     an indemnitee received an improper personal benefit; or

•     in the case of any criminal proceeding, an indemnity had reasonable cause to believe the act was unlawful.

Our charter contains a provision which eliminates the liability of directors and officers to us and our stockholders for money damages to the fullest extent permitted by Maryland law. Neither the provisions of our charter nor Maryland law limit the ability of us or our stockholders to obtain other relief, such as injunction or rescission. Our bylaws provide for indemnification of directors and officers to the fullest extent permitted by Maryland law. See “Provisions of Maryland Law and HCP’s Charter and Bylaws”.

HCP DR California, LLC is obligated to reimburse the reasonable expenses incurred by an indemnitee in advance of the final disposition of the proceeding if such indemnitee provides HCP DR California, LLC with an affirmation of its good faith belief that the standard of conduct necessary for indemnification has been met and an undertaking to repay the amount of the reimbursed expenses if it is determined that such standard was not met. No member of HCP DR California, LLC, including HCP, is obligated to make capital contributions to enable HCP DR California, LLC to fund these indemnification obligations.

The operating agreement generally provides that neither we, nor any of our directors or officers will incur liability to HCP DR California, LLC or any non-managing member for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission if we acted in good faith. In addition, we are not responsible for any misconduct or negligence on the part of our officers, directors or other agents, provided we have appointed such agents in good faith. We may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action we take or omit to take in reliance upon their opinion, as to matters which we reasonably believe to be within their professional or expert competence, will be conclusively presumed to have been done or omitted in good faith and in accordance with their opinion.

HCP DR California, LLC / Delaware Law	HCP / Maryland Law

Anti-Takeover Provisions

Except in limited circumstances (see “—Voting Rights” below), we have exclusive management power over the business and affairs of HCP DR California, LLC. Accordingly, we may hinder the ability of HCP DR California, LLC to engage in a merger transaction or other business combination. We may not be removed as managing member by the other members with or without cause. Until July 22, 2015 or until the initial non-managing members have disposed of, in taxable transactions, 80% of the non-managing member units issued to them, HCP DR California, LLC will be required to pay a make whole payment to each non-managing member if we cause HCP DR California, LLC to merge with another entity, sell all or substantially all of its assets or reclassify its outstanding equity interests without the consent of the holders of a majority of the non-managing member units held by non-managing members. These limitations may have the effect of hindering the ability of HCP DR California, LLC to enter into business combinations.

A non-managing member generally may not transfer all or any portion of its membership interest in HCP DR California, LLC without first offering that membership interest to us or otherwise obtaining our consent. Accordingly, we may elect to exercise our right of first refusal to prevent a membership interest from being transferred to a particular third party. Furthermore, upon the transfer by a non-managing member of its membership interest in HCP DR California, LLC, the transferee may become a member of HCP DR California, LLC only upon our approval, which we may give or withhold in our sole and absolute discretion. Until admitted to HCP DR California, LLC as a member, a transferee of a membership interest is not entitled to vote on any matter submitted to the members for their approval. The ability of a non-managing member to transfer its membership interest in HCP DR California, LLC may be further limited by other factors. See “Operating Agreement—Transferability of Interests.”

Our charter and bylaws contain a number of provisions that may delay or discourage an unsolicited proposal for the acquisition of our company or the removal of incumbent management. These provisions include:

•     authorized capital stock that may be issued as preferred stock in the discretion of the board of directors, with voting or other rights superior to the common stock;

•     provisions designed to avoid concentration of share ownership in a manner that would jeopardize our status as a REIT under the Internal Revenue Code;

•     super-majority stockholder vote for certain business combinations; and

•     the advance notice provisions of our bylaws.

Maryland law also contains provisions which could delay, defer or prevent a change of control or other transaction. See “Provisions of Maryland Law and HCP’s Charter and Bylaws.”

Voting Rights

Under the operating agreement, the non-managing members have voting rights only as to specified matters including:

•     amending the operating agreement, except in limited circumstances; and

•     those other actions discussed above under “Operating Agreement—Management.”

The non-managing members generally do not otherwise have the right to vote on decisions relating to the operation or management of HCP DR California, LLC.

Common stockholders elect each director on the Board of Directors at each annual meeting of the stockholders to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

Maryland law requires that major corporate transactions, including most amendments to our charter, must have stockholder approval as described below. All shares of common stock have one vote per share. Our charter permits the board of directors to classify and issue preferred stock in one or more series having voting power which may differ from that of the common stock. See “Description of HCP Capital Stock.”

HCP DR California, LLC / Delaware Law	HCP / Maryland Law

The following is a comparison of the voting rights of the non-managing members of HCP DR California, LLC and of our stockholders as they relate to major transactions:

A. Amendment of the Organizational Documents

Amendments to the operating agreement may be proposed by us as managing member of HCP DR California, LLC or by holders of a majority of the non-managing member units held by non-managing members. Such proposal, in order to be effective, must be approved by us and the holders of a majority of the non-managing member units held by non-managing members. In addition, amendments that would, among other things:

Under our charter, most amendments to our charter must be approved by the board of directors and by the affirmative vote of at least a majority of the votes entitled to be cast by our stockholders on the matter.

The affirmative vote of holders of at least two-thirds of our voting stock is required to repeal or amend the provisions of the charter relating to:

•     convert a non-managing member’s interest in HCP DR California, LLC into a managing member interest;

•     modify the limited liability of a non-managing member;

•     alter the rights of a member to receive distributions or the allocation of income and loss to a member;

•     materially alter the right of a member to redeem its non-managing member units or the right of a member to receive a make-whole payment as set forth in the operating agreement; or

•     alter or modify the section governing the transfer of the managing member’s membership interest,

•     business combinations;

•     the removal and setting of the minimum and maximum number of our directors; and

•     certain limitations on ownership of our voting capital stock. See “Description of HCP Capital Stock.”

must be approved by each non-managing member that would be adversely affected by any such amendment. We may amend the operating agreement without the consent of the non-managing members if the purpose or the effect of such amendment is to make administrative or inconsequential changes, comply with any federal or state agency rulings, guidelines directives or laws, or as are necessary for us to maintain our status as a REIT.

B. Vote Required to Dissolve; Vote Required to Sell Assets or Merge

Dissolution. The consent of HCP and the holders of a majority of the non-managing members is generally required to dissolve HCP DR California, LLC. See “—Voting Rights.”

Sale of Assets. Until the earlier of (i) the July 22, 2015 or (ii) the date on which the initial non-managing members have disposed of, in taxable transactions, 80% of the non-managing member units issued to them, HCP DR California, LLC will be required to pay to the non-managing members a make whole payment unless we first obtain the consent of the holders of a majority of the non-managing member units held by non-managing members before we sell, dispose of, convey or otherwise transfer HCP DR California, LLC’s properties.

Our dissolution must be approved by our board of directors by a majority vote of the entire board and by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast by our stockholders on the matter. Our charter requires that “Business Combinations” between us and a beneficial holder of 10% or more of our outstanding voting stock be approved by the affirmative vote of at least 90% of our outstanding voting shares, unless unanimously approved in advance by our board or the “Business Combination” is between us and a wholly-owned subsidiary. See the disclosure under “Description of HCP Capital Stock - Business Combination Provisions” in this prospectus. Generally, mergers, consolidations and sales of all or substantially all of our assets must be approved by the affirmative vote of a majority of all votes entitled to be cast on the matter. No approval of our stockholders is required for any sale of less than all or substantially all of our assets which is not a business combination.

HCP DR California, LLC / Delaware Law	HCP / Maryland Law

Merger. See “—Anti-Takeover Provisions.”

Compensation, Fees and Distributions

We do not receive any compensation for our services as managing member of HCP DR California, LLC. HCP DR California, LLC will, however, reimburse HCP for all expenses incurred relating to the ongoing operation of HCP DR California, LLC and any other offering of additional interests in HCP DR California, LLC.

Our officers and outside directors receive compensation for their services as more fully described in the compensation information incorporated by reference in our annual report on Form 10-K, which is incorporated by reference into this prospectus.

Liability of Investors

Under the operating agreement and applicable Delaware law, the liability of the non-managing members for the debts and obligations of HCP DR California, LLC is generally limited to the amount of their investment in HCP DR California, LLC, together with their interest in any undistributed income, if any.

Under Maryland law, our stockholders are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Liquidity

Except in limited circumstances, see “Operating Agreement—Transferability of Interests,” a non-managing member may not transfer all or any portion of its membership interest in HCP DR California, LLC without first offering that membership interest to us or otherwise obtaining our consent. HCP has the right to receive an opinion of counsel in connection with the transfer of a membership interest by a non-managing member to the effect that the transfer may be effected without registration under the Securities Act and will not otherwise violate any applicable federal or state securities law.

A transferee of a non-managing member’s interest in HCP DR California, LLC may not become a member of HCP DR California, LLC without our consent.

Shares of common stock issued pursuant to this prospectus will be freely transferable, subject to prospectus delivery and other requirements of the Securities Act, and the transfer restrictions in our charter.

Our common stock is listed on the New York Stock Exchange. The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding, our financial results and prospects, the general interest in our and other real estate investments, and our dividend yield compared to that of other debt and equity securities.

Taxes

HCP DR California, LLC itself is not subject to federal income taxes. Instead, each holder of units includes its allocable share of HCP DR California, LLC’s taxable income or loss in determining its individual federal income tax liability. Cash distributions from HCP DR California, LLC generally are not taxable to a holder of non-managing member units except to the extent they exceed such holder’s basis in its interest in HCP DR California, LLC (which will include such holder’s allocable share of HCP DR California, LLC’s debt).

As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. stockholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. In addition, these distributions generally will not be eligible for treatment as “qualified dividend income” for individual U.S. stockholders. Distributions that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as gain from the sale or disposition of a capital asset, to the extent

HCP DR California, LLC / Delaware Law	HCP / Maryland Law

Income and loss from HCP DR California, LLC generally are subject to the “passive activity” limitations. Under the “passive activity” limitations, income and loss from HCP DR California, LLC that is considered “passive income” generally can be offset against income and loss from other investments that constitute “passive activities.”

that such gain does not exceed our actual net capital gain for the taxable year. Distributions in excess of current and accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a stockholder’s adjusted basis in his, her or its common stock, with the excess taxed as capital gain.

Holders of non-managing member units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which HCP DR California, LLC owns property, even if they are not residents of those states.

Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain.

Stockholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in various states.

PROVISIONS OF MARYLAND LAW AND
HCP’S CHARTER AND BYLAWS

The following paragraphs summarize provisions of Maryland law and describe our charter and bylaws. This is a summary, and does not completely describe Maryland law, our charter or our bylaws. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have incorporated by reference our charter and bylaws as exhibits to the registration statement of which this prospectus is a part.

Election of Directors

Under our bylaws, we have ten directors unless increased or decreased by the board of directors or our stockholders. However, this number may not be fewer than three. At each annual meeting of stockholders, the election of directors shall be by a plurality of the votes cast.  Holders of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our common stock can elect all of our directors. A vacancy resulting from an increase in the number of directors may be filled by a majority vote of the entire board of directors or by the affirmative vote of the holders of a majority of our shares then entitled to vote at an election of directors. Other vacancies may be filled by the vote of a majority of the remaining directors.

Removal of Directors

Under the terms of our charter and Maryland law, a director of ours may be removed by the affirmative vote of the holders of two-thirds of the outstanding shares of our voting stock or by a unanimous vote of all other directors. Our stockholders may elect a successor to fill any vacancy which results from the removal of a director.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•      any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•      an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•      80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•      two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or which are held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of the Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

In addition to the restrictions on business combinations provided under Maryland law, our charter also contains restrictions on business combinations. See “Description of Capital Stock - Business Combination Provisions.”

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or shares of stock for which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•      one-tenth or more but less than one-third;

•      one-third or more but less than a majority; or

•      a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and satisfied other conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may be able to redeem any or all of the control shares for fair value, except for control shares for which voting rights previously have been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. Our charter and bylaws do not provide for any such exemption.

Duties of Directors with Respect to Unsolicited Takeovers

Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations.  The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) make a determination under the Maryland business combination or control share acquisition statutes described above, or (c) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition.  Moreover, under Maryland law the act of a director of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director.  Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

Unsolicited Takeovers

Under Maryland law, a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors may elect to be subject to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify the board of directors into three classes with staggered terms of three years each and vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors, even if the remaining directors do not constitute a quorum. These statutory provisions relating to unsolicited takeovers also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of directors as would otherwise be the case, and until his successor is elected and qualified.

An election to be subject to any or all of the foregoing statutory provisions may be made in our charter or bylaws, or by resolution of our board of directors, without stockholder approval. Any such statutory provision to which we elect to be subject will apply even if other provisions of Maryland law or our charter or bylaws provide to the contrary. Neither our charter nor our bylaws provides that we are subject to any of the foregoing statutory provisions relating to unsolicited takeovers. However, our board of directors could adopt a resolution, without stockholder approval, to elect to become subject to some or all of these statutory provisions.

If we made an election to be subject to such statutory provisions and our board of directors were divided into three classes with staggered terms of office of three years each, the classification and staggered terms of office of our directors would make it more difficult for a third party to gain control of our board of directors since at least two annual meetings of stockholders, instead of one, generally would be required to effect a change in the majority of our board of directors.

Amendments to the Charter

Provisions of our charter on business combinations, the number of directors and certain ownership restrictions may be amended only if approved by our board of directors and by our stockholders by the affirmative vote of two-thirds of all of the votes entitled to be cast by our stockholders on the matter. Other amendments to our charter require approval by our board of directors and approval by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast by our stockholders on the matter.

Amendment to the Bylaws

Provisions of our bylaws on the number of directors and the vote required to amend the bylaws may be amended only by unanimous vote of the board of directors or by the affirmative vote of not less than 90% of all of the votes entitled to be cast by our stockholders on the matter. Other amendments to our bylaws require the affirmative vote of a majority of the entire board of directors or the affirmative vote of two-thirds of all of the votes entitled to be cast by our stockholders on the matter.

Dissolution of Health Care Property Investors, Inc.

Our dissolution must be approved by our board of directors by a majority vote of the entire board and by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast by our stockholders on the matter.

Advance Notice of Director Nominations and New Business; Procedures of Special Meetings Requested by Stockholders

Our bylaws provide that nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders at the annual or special meeting of stockholders may be made only:

•      pursuant to our notice of the meeting;

•      by or at the direction of the board of directors; or

•      by a stockholder who was a stockholder at the time the notice of meeting was given and is entitled to vote at the meeting and who has complied with the advance notice procedures, including the minimum time period, described in the bylaws.

Our bylaws also provide that only the business specified in our notice of meeting may be brought before a special meeting of stockholders.  Our bylaws provide that our stockholders have the right to call a special meeting only upon the written request of the stockholders holding in the aggregate not less than 50% of the outstanding shares entitled to vote on the business proposed to be transacted at such meeting.

Anti-Takeover Effect of Provisions of Maryland Law and of the Charter and Bylaws

The provisions in the charter on removal of directors and business combinations, the business combinations and control share acquisition provisions of Maryland law, the advance notice provisions of our bylaws and the provisions of our bylaws relating to stockholder-requested special meetings may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of the common stock might receive a premium for their common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages. However, a Maryland corporation may not limit liability resulting from actual receipt of an improper benefit or profit in money, property or services. Also, liability resulting from active and deliberate dishonesty may not be eliminated if a final judgment establishes that the dishonesty is material to the cause of action. Our charter contains a provision which limits the liability of directors and officers for money damages to the maximum extent permitted by Maryland law. This provision does not limit our right or that of our stockholders to obtain equitable relief, such as an injunction or rescission.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination as to the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses before final disposition of a proceeding to:

•      any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity; or

•      any individual who, while one of our directors or officers and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity.

The bylaws authorize us, with the approval of our board of directors, to provide indemnification and advancement of expenses to our agents and employees.

Unless limited by a corporation’s charter, Maryland law requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity, or in the defense of any claim, issue or matter in the proceeding. Our charter does not alter this requirement.

Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against:

•      judgments;

•      penalties;

•      fines;

•      settlements; and

•      reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities.

Maryland law does not permit a corporation to indemnify its present and former directors and officers if it is established that:

•      the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•      the director or officer actually received an improper personal benefit in money, property or services; or

•      in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation generally may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Also, a Maryland corporation generally may not indemnify for a judgment of liability on the basis that personal benefit was improperly received. In either of these cases, a Maryland corporation may indemnify for expenses only if a court so orders.

Maryland law permits a corporation to advance reasonable expenses to a director or officer. First, however, the corporation must receive a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation. The corporation must also receive a written undertaking, either by the director or officer or on his behalf, to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

The operating agreement also provides for indemnification of us, as managing member, and our officers and directors generally to the same extent as permitted by Maryland law for a corporation’s officers and directors. The operating agreement also limits our liability to HCP DR California, LLC and its members in the case of losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission made in good faith.

It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material United States federal income tax considerations regarding our election to be taxed as a REIT and the ownership and disposition of our common stock.  This summary is based on current law, is for general information only and is not tax advice.  The anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

This summary assumes that shares of our common stock and membership units in HCP DR California, LLC are held as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code).  Your tax treatment will vary depending on your particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of our common stock in light of his or her personal investment or tax circumstances, or to holders who receive special treatment under the federal income tax laws except to the extent discussed under the headings “—Taxation of Tax-Exempt Stockholders” and “—Taxation of Non-U.S. Stockholders.” Holders of common stock receiving special treatment include, without limitation:

•                  banks, insurance companies or other financial institutions;

•                  broker-dealers;

•                  “S” corporations;

•                  traders;

•                  expatriates;

•                  pension plans and other tax-exempt organizations;

•                  persons who are subject to alternative minimum tax;

•                  persons who hold their shares of our common stock or membership units in HCP DR California, LLC as a position in a “straddle” or as part of a “hedging”, “conversion” or other risk reduction transaction;

•                  regulated investment companies and real estate investment trusts;

•                  persons deemed to sell their shares of our common stock or membership units in HCP DR California, LLC under the constructive sale provisions of the Internal Revenue Code;

•                  United States persons that have a functional currency other than the United States dollar;

•                  except to the extent specifically discussed below, non-U.S. stockholders (as defined below);

•                  persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code; or

•                  partnerships or other entities treated as partnerships for United States federal income tax purposes and partners in such partnerships.

In addition, this summary does not purport to deal with aspects of taxation that may be relevant to a non-managing member of HCP DR California, LLC (except to the extent discussed in “—Tax Consequences of the Exercise of Redemption Rights”). This discussion does not address any state, local or foreign tax consequences of ownership of our common stock or our election to be taxed as a REIT.

The information in this section is based on:

•                  the Internal Revenue Code;

•                  current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

•                  the legislative history of the Internal Revenue Code;

•                  current administrative interpretations and practices of the Internal Revenue Service; and

•                  court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the Internal Revenue Service that we qualify as a REIT, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

You are urged to consult your tax advisor regarding the specific tax consequences to you of:

•                  the redemption of your HCP DR California, LLC units for cash or the exchange of such units for our common stock;

•                  the acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences;

•                  our election to be taxed as a REIT for federal income tax purposes; and

•                  potential changes in applicable tax laws.

Tax Consequences of the Exercise of Redemption Rights

If you exercise your right to require HCP DR California, LLC to redeem all or part of your HCP DR California, LLC units, and we elect to acquire some or all of your units in exchange for our common stock, the exchange will be a taxable transaction. You generally will recognize gain in an amount equal to the value of our common stock received, plus the amount of liabilities of HCP DR California, LLC allocable to your units being acquired, less your tax basis in those units. The recognition of any loss is subject to a number of limitations set forth in the Internal Revenue Code.  The character of any gain or loss as capital or ordinary will depend on the nature of the assets of HCP DR California, LLC at the time of the exchange. The tax treatment of any redemption of your units by HCP DR California, LLC for cash may be similar, depending on your circumstances.

Taxation of the Company

General.   We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 1985.  We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 1985. We currently intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Internal Revenue Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated or will continue to be organized and operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

The sections of the Internal Revenue Code and the corresponding Treasury Regulations that relate to the qualification and taxation of a REIT are highly technical and complex. The following sets forth a summary of the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, Treasury Regulations, and related administrative and judicial interpretations thereof.

Latham & Watkins LLP has acted as our tax counsel in connection with this registration of our common stock and our election to be taxed as a REIT. Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 1985, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code.  It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers.  In addition, this opinion was based upon our factual representations set forth in this prospectus.  Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Internal Revenue Code which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP.  Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements.  See  “—Failure to Qualify.”  Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.  Latham & Watkins LLP has no obligation to update its opinion subsequent to its date.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders.  This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation.  A C corporation generally is required to pay tax at the corporate level.  Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed.  We will be required to pay federal income tax, however, as follows:

We will be required to pay tax at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

We may be required to pay the “alternative minimum tax” on our items of tax preference under certain circumstances.

If we have: (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income.  Foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property and for which an election is in effect.

We will be required to pay a 100% tax on any net income from prohibited transactions.  Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (ii) the amount by which 95% of our gross income (90% for our taxable years ended on or prior to December 31, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability.

If we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

We will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation (as is expected to occur in connection with the Advisor merger), and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset.  The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations are either made or forgone by us or by the entity from which the assets are acquired, in each case, depending upon the date such acquisition occurred.

We will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a “taxable REIT subsidiary” of ours.  Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations.

Requirements for Qualification as a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)             that is managed by one or more trustees or directors;

(2)             that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)             that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

(4)             that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

(5)             that is beneficially owned by 100 or more persons;

(6)             not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

(7)             that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months.  Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.  For purposes of condition (6), specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to certain pension funds.

We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods.  In addition, our charter documents provide for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the ownership requirements described in conditions (5) and (6) above.  These stock ownership and transfer restrictions are described in “Description of HCP Capital Stock—Transfer and Ownership Restrictions Relating to Our Preferred Stock” and “Description of HCP Capital Stock—Transfer and Ownership Restrictions Relating to Our Common Stock.”  These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above.  If we fail to satisfy these share ownership requirements, except as provided in the next two sentences, our status as a REIT will terminate.  See “—Failure to Qualify.”  If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year.  We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships and Limited Liability Companies.    We own and operate one or more properties through partnerships and limited liability companies.  Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below.  Also, we will be deemed to be entitled to our proportionate share of the income of the partnership.  The assets and gross income of the partnership retain the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests.  In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest.  A brief summary of the rules governing the federal income taxation of partnerships and their partners is included below in “—Tax Aspects of the Partnerships.” The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

We have direct or indirect control of certain partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT.  We are a limited partner or non-managing member in certain partnerships and limited liability companies.  If any such a partnership or limited liability company were to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity.  In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the applicable entity or take other corrective action on a timely basis.  In that case, unless we were entitled to relief, as described below, we would fail to qualify as a REIT.

Ownership of Interests in Qualified REIT Subsidiaries.    We own and operate a number of properties through our wholly-owned subsidiaries that we believe will be treated as “qualified REIT subsidiaries” under the Internal Revenue Code.  A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below.  A corporation that is a qualified REIT subsidiary is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Internal Revenue Code (including all REIT qualification tests).  Thus, in applying the federal tax requirements described in this prospectus, the subsidiaries in which we own a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction and credit.  A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets, as described below in “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.  In general, a taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary.  A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation.  A taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated.  A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation.  In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied.  We currently own interests in several taxable REIT subsidiaries, and may acquire interests in additional taxable REIT subsidiaries in the future.  Our ownership of securities of our taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described below.  See “—Asset Tests.”

Income Tests.  We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•                  First, each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) certain investments relating to real property or mortgages on real property, including “rents from real property” and, in some circumstances, interest, or (b) some types of temporary investments; and

•                  Second, each taxable year, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions or certain hedging transactions, from the real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person.  However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•                  The amount of rent must not be based in any way on the income or profits of any person.  However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•                  We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant.  Rents we receive from such a tenant that also is our taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space.  Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease.  Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.”  For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock;

•                  Rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent we receive under the lease.  If this condition is not met, then the portion of rent attributable to the personal property will not qualify as “rents from real property;” and

•                  We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below.  We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property.  Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas.  In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend to receive rent which fails to satisfy any of the above conditions.  Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our tax status as a REIT.

Income we receive that is attributable to the rental of parking spaces at our properties will constitute rents from real property for purposes of the REIT gross income tests if any services provided with respect to the parking facilities are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other requirements are met.  With the exception of two parking facilities we operate, we believe that the income we receive that is attributable to parking facilities meets these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Any income we derive from a hedging transaction will be nonqualifying income for purposes of the 75% gross income test. Except to the extent provided by Treasury Regulations, however, income from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from such a hedging transaction entered into on or after January 1, 2005 that is clearly identified as such as specified in the Internal Revenue Code will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us. To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests.  If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code.  Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

•                  following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•                  our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions.  For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause.  If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.  As discussed above in “—Taxation of the Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income.  We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income.    Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax.  Our gain would include any gain realized by our qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest.  This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT.  Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.  We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties.  We have made, and may in the future make, occasional sales of the properties consistent with our investment objectives.  We do not intend to enter into any sales that are prohibited transactions.  The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Like-Kind Exchanges. We have in the past disposed of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code, and may continue this practice in the future. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Penalty Tax.  Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax.  In general, redetermined rents are rents from real property that are overstated as a result of any services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations.  Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Internal Revenue Code.

We believe that, in all instances in which our taxable REIT subsidiaries provide services to our tenants, the fees paid to such taxable REIT subsidiaries for such services are at arm’s-length rates, although the fees paid may not satisfy the safe harbor provisions referenced above.  These determinations are inherently factual, and the Internal Revenue Service has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes.  If the Internal Revenue Service successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Asset Tests.    At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets.

First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities.  For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities other than those securities included in the 75% asset test.

Third, of the investments included in the 25% asset class and except for certain investments in other REITs and our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer.  Solely for purposes of the 10% value test, however, certain securities including, but not limited to “straight debt” securities having specified characteristics, loans to an individual or an estate, obligations to pay rents from real property and any securities issued by a REIT, are disregarded as securities.  In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.  For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer.

Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.  The 20% asset test is effective for taxable years ending after December 31, 2000.

We currently own 100% of the outstanding stock of several subsidiaries that have elected, together with us, to be treated as taxable REIT subsidiaries.  So long as these subsidiaries qualify as taxable REIT subsidiaries, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their securities.  We may acquire securities in other taxable REIT subsidiaries in the future.  We believe that the aggregate value of our taxable REIT subsidiaries will not exceed 20% of the value of our gross assets.  With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 5% value limitation, the 10% voting securities limitation and the 10% value limitation.  No independent appraisals have been obtained to support these conclusions.  In addition, there can be no assurance that the Internal Revenue Service will not disagree with our determinations of value.  We also own, and may continue to make, loans which must qualify under the “straight debt safe harbor” in order to satisfy the 10% value limitation described above.  We believe, based on the advice of our tax counsel, that all of these loans have qualified under this safe harbor.

The asset tests described above must be satisfied at the close of each quarter of our taxable year.  After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values unless we (directly or through our partnerships or limited liability companies) acquire securities in the applicable issuer, increase our ownership of securities of such issuer (including as a result of increasing our interest in a partnership or limited liability company which owns such securities), or acquire other assets.  For example, our indirect ownership of securities of an issuer may increase as a result of our capital contributions to a partnership or limited liability company.  If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or limited liability company), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter.  We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests.  In addition, we intend to take such actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period.  Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued.  For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period, by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the Internal Revenue Service.

Although we believe that we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary).  If we fail to cure any noncompliance with the asset tests in a timely manner and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements.  To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•                  90% of our “REIT taxable income”; and

•                  90% of our after tax net income, if any, from foreclosure property; minus

•                  the excess of the sum of specified items of our non-cash income items over 5% of our “REIT taxable income” as described below.

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain.  In addition, for purposes of this test, non-cash income means income attributable to leveling of stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation (such as the Advisor), within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset, over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate.  At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year.  These distributions generally are taxable to our stockholders, other than tax-exempt entities, in the year in which paid.  This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement.  The amount distributed must not be preferential.  To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class.  To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates.  We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income.  Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above.  However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and payment of deductible expenses, and the inclusion in income and deduction of expenses in determining our taxable income.  If these timing differences occur, we may be required to borrow funds or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be include in our deduction for dividends paid for the earlier year.  Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends.  However, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction claimed for deficiency dividends.

In addition, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods.  Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirement and excise tax described above, distributions declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Failure to Qualify

Specified cure provisions are available to us in the event that we discover a violation of a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status.  If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate tax rates.  Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders.  As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders.  In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits.  In this event, subject to certain limitations under the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction.  Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lost our qualification.  It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Partnerships

General.  We own, directly or indirectly, interests in various partnerships and limited liability companies which are treated as partnerships or disregarded entities for federal income tax purposes and may own interests in additional partnerships and limited liability companies in the future.  Our ownership interests in such partnerships and limited liability companies involve special tax considerations.  These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of one or more of the partnerships or limited liability companies in which we own an interest as partnerships or disregarded entities, as opposed to associations taxable as corporations, for federal income tax purposes.  If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and would therefore be subject to an entity-level tax on its income.  In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests.  See “—Taxation of the Company—Asset Tests” and “—Taxation of the Company—Income Tests.”  This, in turn, could prevent us from qualifying as a REIT.  See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests.  In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event.  If so, we might incur a tax liability without any related cash distributions.

Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not organized or otherwise required to be treated as a corporation (an “eligible entity”) may elect to be taxed as a partnership or disregarded entity for federal income tax purposes.  Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date.  In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership or disregarded entity for federal income tax purposes unless it elects otherwise.  All of the partnerships and limited liability companies in which we own an interest intend to claim classification as partnerships or disregarded entities under these Treasury Regulations.  As a result, we believe that these partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes

Allocations of Income, Gain, Loss and Deduction.    A partnership or limited liability company agreement generally will determine the allocation of income and losses among partners or members.  These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the related Treasury Regulations.  Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members.  If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be.  This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item.  The allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the applicable Treasury Regulations.

Tax Allocations with Respect to the Properties.    Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution.  The amount of the unrealized gain or loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution.  These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members.  Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property.  The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.  This could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if the contributed properties were acquired in a cash purchase, and could cause us to be allocated taxable gain upon a sale of the contributed properties in excess of the economic or book income allocated to us as a result of such sale.  These adjustments could make it more difficult for us to satisfy the REIT distribution requirements.

Tax Liabilities and Attributes Inherited From CRP

We may inherit tax liabilities and tax attributes from CRP as a result of the merger.  If CRP failed to qualify as a REIT for any of its taxable years, it would be required to pay federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates.  Unless statutory relief provisions apply, CRP would be disqualified from treatment as a REIT for the four taxable years following the year during which it lost qualification.  Because the merger will be treated for income tax purposes as if CRP sold all of its assets in a taxable transaction, if CRP did not qualify as a REIT for the tax year of the merger, it would be subject to tax in respect of the built-in gain in all of its assets because it would not be eligible for the dividends paid deduction that is available to a REIT.  “Built-in gain” generally means the excess of the fair market value of an asset over its adjusted tax basis.  We, as the successor-in-interest to CRP, would be required to pay these taxes.  Furthermore, after the merger, the asset and income tests described in “Taxation of the Company—Income Tests” and “Taxation of the Company—Asset Tests” will apply to all of our assets, including the assets we acquire from CRP, and to all of our income, including the income derived from the assets we acquire from CRP.  As a result, the nature of the assets that we acquire from CRP and the income we derive from those assets may have an effect on our tax status as a REIT.

It is a condition to the closing of the merger that CRP’s REIT counsel render an opinion to us, dated as of the closing date of the merger, to the effect that CRP qualified as a REIT under the Internal Revenue Code for the taxable years ending December 31, 1999 through December 31, 2005, CRP is organized in conformity with the requirements for qualification as a REIT, and CRP’s method of operation has enabled it to satisfy the requirements for qualification as a REIT under the Internal Revenue Code for the taxable years ending on or prior to the closing date of the merger.  This opinion will be based on various assumptions and representations as to factual matters, including representations made by CRP in a factual certificate provided by one of its officers, as well as other oral and written statements of officers and other representatives of CRP and others as to the existence and consequence of certain factual and other matters.  CRP’s ability to achieve and maintain qualification as a REIT through the closing date of the merger depends upon its ability to achieve and maintain certain diversity of stock ownership requirements and, through actual annual operating results, certain requirements under the Internal Revenue Code regarding its income, assets and distribution levels.  No assurance can be given that the actual ownership of CRP’s stock and its actual operating results and distributions for any taxable year satisfy the tests necessary for CRP to have achieved and maintained its status as a REIT.

Tax Liabilities and Attributes Inherited from the Advisor

As a result of the Advisor merger, we will succeed to the assets and the liabilities of the Advisor, including any liabilities for unpaid taxes and any tax liabilities created in connection with the Advisor merger.  It is a condition to the closing of the Advisor merger that we receive an opinion of our counsel in the Advisor merger and that the Advisor and the Advisor stockholders receive an opinion of their counsel substantially to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for federal income tax purposes the Advisor merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.  To the extent that the Advisor merger so qualifies, no gain or loss will be recognized by the Advisor or by us in the Advisor merger.  Our tax basis in the Advisor’s assets acquired in merger will be equal to the Advisor’s tax basis in such assets immediately prior to the merger.  If we dispose of such assets in a taxable transaction during the ten-year period beginning on the date of the Advisor merger, then we will be required to pay tax at the highest regular corporate tax rate on the gain recognized to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date of the Advisor merger. The opinions of counsel to be delivered in connection with the Advisor merger represent the best legal judgment of our counsel and counsel to the Advisor and the Advisor stockholders and are not binding on the Internal Revenue Service or the courts. No rulings from the Internal Revenue Service have been or will be requested by us or the Advisor regarding the tax consequences of the Advisor merger, and there can be no assurance that the Internal Revenue Service will agree with the conclusions in the above-described opinions.

If the Advisor merger does not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the Advisor merger would be treated as a sale of the Advisor’s assets to us in a taxable transaction, and the Advisor would recognize taxable gain.  In such a case, we, as the Advisor’s successor-in-interest, would be required to pay the tax on any such gain.  In addition, our tax basis in the Advisor’s assets would be equal to the merger consideration paid to the Advisor stockholders, which could be higher than the tax basis of such assets if the Advisor merger qualified as a reorganization.  This higher tax basis would cause us to have higher depreciation deductions and lower gain on the sale of the Advisor assets.

As a result of the Advisor merger and assuming it qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, we will succeed to the tax attributes and earnings and profits of the Advisor.  To qualify as a REIT, we must distribute any such earnings and profits by the close of the taxable year in which the Advisor merger occurs.  Any adjustments of the Advisor’s income for taxable years ending on or before the Advisor merger, including as a result of an examination of the Advisor’s tax returns by the Internal Revenue Service, could affect the calculation of the Advisor’s earnings and profits.  If the Internal Revenue Service were to determine that we acquired earnings and profits from the Advisor that we failed to distribute prior to the end of the taxable year in which the Advisor merger occurs, we could avoid disqualification as a REIT by using “deficiency dividend”

procedures.  Under these procedures, we generally would be required to distribute any such earnings and profits to our stockholders within 90 days of the determination and pay a statutory interest charge at a specified rate to the Internal Revenue Service.

Other Tax Consequences

We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our stockholders may be required to pay tax in various state or local jurisdictions, including those in which they reside.  Our state and local tax treatment may not conform to the federal income tax consequences discussed above.  In addition, a stockholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above.  Consequently, prospective investors should consult their tax advisors regarding the effect of state and local tax laws on an investment in our shares.

Taxation of Taxable U.S. Stockholders Generally

When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock who, for federal income tax purposes:

•                  is a citizen or resident of the United States;

•                  is a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury Regulations provide otherwise;

•                  is an estate the income of which is subject to federal income taxation regardless of its source; or

•                  is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.  Notwithstanding the preceding sentence, to the extent provided in the Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.

If you hold shares of our common stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.”  See “—Taxation of Non-U.S. Shareholders” below.

Distributions Generally.  Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than capital gain dividends and certain amounts that have previously been subject to corporate level tax, discussed below, will be taxable to our taxable U.S. stockholders as ordinary income.  See “—Tax Rates” below.  As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations.  For purposes of determining whether distributions to holders of our common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. stockholder.  This treatment will reduce the U.S. stockholder’s adjusted tax basis in its shares of our common stock by the amount of the distribution, but not below zero.  Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gain.  Such gain will be taxable as long-term capital gain if the shares have been held for more than one year.  Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year.  U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends.  Dividends that we properly designate as capital gain dividends will be taxable to taxable U.S. stockholders as gains from the sale or disposition of a capital asset, to the extent that such gains do not exceed our actual net capital gain for the taxable year.  These gains may be taxable to non-corporate U.S. stockholders at a 15% or 25% rate.  U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we are required by the terms of our corporate charter to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders in proportion to the amount that our total dividends, as determined for federal income tax purposes, paid or made available to the holders of such stock for the year bears to the total dividends, as determined for federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

Retention of Net Capital Gains.  We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains.  If we make this election, we would pay tax on our retained net capital gains.  In addition, to the extent we so elect, a U.S. stockholder generally would:

•                  include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•                  be deemed to have paid the capital gains tax imposed on it on the designated amounts included in the U.S. stockholder’s long-term capital gains;

•                  receive a credit or refund for the amount of tax deemed paid by it;

•                  increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•                  in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the Internal Revenue Service.

Passive Activity Losses and Investment Interest Limitations.  Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income.  As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain.  A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount.  Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock.  If a U.S. stockholder sells or disposes of shares of our common stock to a person other than us (or to us in a manner that qualifies as a redemption for federal income tax purposes), it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares for tax purposes.  This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held the common stock for more than one year.  If, however, a U.S. stockholder recognizes loss upon the sale or other disposition of our common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss, to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, Treasury Regulations that would apply to a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate holder on the sale of shares of our common stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced to 15%.  In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year), or to dividends properly designated by the REIT as “capital gain dividends.”  The currently applicable provisions of the federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Backup Withholding

We report to our U.S. stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld.  Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.  A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service.  Backup withholding is not an additional tax.  Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability.  In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.  See “— Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Dividend income from us and gain arising upon a sale of shares of our common stock generally will not be unrelated business taxable income to a tax-exempt stockholder, except as described below.  This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder.  Generally, debt-financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares.  These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT.  A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.”  As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders.  However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common stock by non-U.S. stockholders.  When we use the term “non-U.S. stockholder” we mean stockholders who are not U.S. stockholders as described above under “—Taxation of Taxable U.S. Stockholders Generally.”  In general, non-U.S. stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our common stock, except to the extent reduced or eliminated by an income tax treaty between the U.S. and the non-U.S. stockholder’s country.  A non-U.S. stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment.  Non-U.S. stockholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of our common stock, including the federal income tax treatment of dispositions of interests in and the receipt of distributions from us.

PLAN OF DISTRIBUTION

This prospectus relates to the possible issuance by us of up to 699,454 shares of our common stock if, and to the extent that, holders of non-managing member units tender such non-managing member units for redemption and we elect, in our discretion, to satisfy this redemption obligation by issuing shares of our common stock. The registration of such shares does not necessarily mean that any of the non-managing member units will be tendered for redemption or that we will issue any of the common stock to satisfy such redemption obligation, of that if issued, such shares will be offered or sold by the recipient thereof. Upon the redemption of any non-managing member units, we may elect to pay cash for the non-managing member units rather than issue common stock.

We will not receive any proceeds from the issuance of the shares of common stock pursuant to this prospectus to holders of non-managing member units tendered for redemption, but we will acquire units in exchange for any shares of our common stock we may issue pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. In addition, the description of material federal income tax consequences contained in this prospectus under the heading “United States Federal Income Tax Considerations” is based upon the opinion of Latham & Watkins LLP. In rendering this opinion, Latham & Watkins LLP will assume the accuracy of an opinion of Ballard Spahr Andrews & Ingersoll, LLP, as to certain matters of Maryland law.

EXPERTS

The consolidated financial statements and schedule of Health Care Property Investors, Inc. for the year ended December 31, 2005 appearing in Health Care Property Investors, Inc.’s Current Report (Form 8-K) dated June 30 2006, and Health Care Property Investors, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in Health Care Property Investors, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule, and management’s assessment  have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of CRP as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2005 included on Exhibit 99.3 of our Current Report on Form 8-K dated August 4, 2006 and the audited historical financial statements of the Advisor and its subsidiaries as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, included on Exhibit 99.5 of our Current Report on Form 8-K dated August 4, 2006, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements of the Advisor contains an emphasis of a matter paragraph relating to the advisory services provided to CRP as described in Note 1 to the financial statements.

699,454 Shares

Health Care Property Investors, Inc.

Common Stock

PROSPECTUS

August  4, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other expenses of issuance and distribution.

The estimated expenses in connection with this offering are estimated as follows:

SEC Registration Fee	$2,013
*Blue Sky fees and expense	14,000
*Legal fees and expenses	34,000
*Accounting fees and expenses	8,000
*Transfer agent and listing fees	14,000
*Miscellaneous	7,987
Total	$80,000

*Estimates

Item 15.    Indemnifications of directors and officers.

Our charter (the “Charter”) limits the liability of our directors and officers to the company and our stockholders for money damages to the fullest extent permitted by the laws of the State of Maryland. The Maryland General Corporation Law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if the judgment or other final adjudication is entered in a proceeding based on a finding that the directors or officers action, or failure to act, was a result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The provisions of the Charter do not limit the ability of us or our stockholders to obtain other relief, such as injunction or rescission.

Article X of our Third Amended and Restated Bylaws (the “Bylaws”) provides that we shall indemnify and hold harmless, in the manner and to the fullest extent permitted by law, any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was our director or officer, or, as our director or officer, is or was serving at the request of us as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust, benefit plan or other enterprise. To the fullest extent permitted by law, such indemnification shall include expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement and any such expenses may be paid by us in advance of the final disposition of such action, suit or proceeding and without requiring a preliminary determination as to the ultimate entitlement to indemnification. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland General Corporation Law requires a corporation, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by such corporation as authorized by the Maryland General Corporation Law and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by such corporation if it shall ultimately be determined that the standard of conduct was not met.

Article X of the Bylaws further provides that we may, with the approval of our board of directors, provide such indemnification and advancement of expenses as set forth in the above paragraph to our agents and employees.

Section 2-418 of the Maryland General Corporation Law requires a corporation, unless its charter provides otherwise, which the Charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity, or in the defense of any claim, issue or matter in the proceeding. Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

Item 16.    Exhibits.

See Exhibit Index.

Item 17.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)   Each prospectus required to be filed pursuant to Rule 424(b)(2), 424(b)(5), or 424(b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), 415(a)(1)(vii), or 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of the securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                                     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                                    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, California, on August 4, 2006.

HEALTH CARE PROPERTY INVESTORS, INC.

By:	/s/ James F. Flaherty III
James F. Flaherty III President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints James F. Flaherty III, Mark A. Wallace and Edward J. Henning, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement thereto pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ James F. Flaherty III	President, Chief Executive Officer and Director (Principal Executive Officer)	August 4, 2006
James F. Flaherty III

/s/ Mark A. Wallace	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 4, 2006
Mark A. Wallace

/s/ George P. Doyle	Vice President—Chief Accounting Officer (Principal Accounting Officer)	August 4, 2006
George P. Doyle

/s/ Kenneth B. Roath	Director	August 4, 2006
Kenneth B. Roath

/s/ Mary A. Cirillo-Goldberg	Director	August 4, 2006
Mary A. Cirillo-Goldberg

/s/ Robert R. Fanning, Jr.	Director	August 4, 2006
Robert R. Fanning, Jr.

/s/ David B. Henry	Director	August 4, 2006
David B. Henry

/s/ Michael D. McKee	Director	August 4, 2006
Michael D. McKee

/s/ Harold M. Messmer, Jr.	Director	August 4, 2006
Harold M. Messmer, Jr.

/s/ Peter L. Rhein	Director	August 4, 2006
Peter L. Rhein

/s/ Richard M. Rosenberg	Director	August 4, 2006
Richard M. Rosenberg

/s/ Joseph P. Sullivan	Director	August 4, 2006
Joseph P. Sullivan

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated May 1, 2006, by and among Health Care Property Investors, Inc., CNL Retirement Properties, Inc. and Ocean Acquisition 1, Inc. (incorporated by reference to exhibit 2.1 to HCP’s report on form 8-K, dated May 1, 2006).

4.1	Articles of Restatement of HCP (incorporated by reference to exhibit 3.1 to HCP’s report on Form 10-Q for the period of September 30, 2004).

4.2	Third Amended and Restated Bylaws of HCP (incorporated by reference to exhibit 3.2 to HCP’s report on Form 10-Q for the period of September 30, 2004).

4.3

Indenture, dated as of September 1, 1993, between HCP and The Bank of New York, as Trustee (incorporated by reference to exhibit 4.1 to HCP’s registration statement on Form S-3 dated September 9, 1993).

4.4	Form of Fixed Rate Note (incorporated by reference to exhibit 4.2 to HCP’s registration statement on Form S-3 dated March 20, 1989).

4.5	Form of Floating Rate Note (incorporated by reference to exhibit 4.3 to HCP’s registration statement on Form S-3 dated March 20, 1989).

4.6

Registration Rights Agreement dated November 20, 1998 between HCP and James D. Bremner (incorporated by reference to exhibit 4.8 to HCP’s annual report on Form 10-K for the year ended December 31, 1999). This exhibit is identical in all material respects to two other documents except the parties thereto. The parties to these other documents, other than HCP, were James P. Revel and Michael F. Wiley.

4.7

Registration Rights Agreement dated January 20, 1999 between HCP and Boyer Castle Dale Medical Clinic, L.L.C. (incorporated by reference to exhibit 4.9 to HCP’s annual report on Form 10-K for the year ended December 31, 1999). This exhibit is identical in all material respects to 13 other documents except the parties thereto. The parties to these other documents, other than HCP, were Boyer Centerville Clinic Company, L.C., Boyer Elko, L.C., Boyer Desert Springs, L.C., Boyer Grantsville Medical, L.C., Boyer-Ogden Medical Associates, LTD., Boyer Ogden Medical Associates No. 2, LTD., Boyer Salt Lake Industrial Clinic Associates, LTD., Boyer-St. Mark’s Medical Associates, LTD., Boyer McKay-Dee Associates, LTD., Boyer St. Mark’s Medical Associates #2, LTD., Boyer Iomega, L.C., Boyer Springville, L.C., and—Boyer Primary Care Clinic Associates, LTD. #2.

4.8

Indenture, dated as of January 15, 1997, between American Health Properties, Inc. and The Bank of New York, as trustee (incorporated herein by reference to exhibit 4.1 to American Health Properties, Inc.’s current report on Form 8-K (file no. 001-09381), dated January 21, 1997).

4.9

First Supplemental Indenture, dated as of November 4, 1999, between HCP and The Bank of New York, as trustee (incorporated by reference to HCP’s quarterly report on Form 10-Q for the period ended September 30, 1999).

4.10

Registration Rights Agreement dated August 17, 2001 between HCP, Boyer Old Mill II, L.C., Boyer-Research Park Associates, LTD., Boyer Research Park Associates VII, L.C., Chimney Ridge, L.C., Boyer-Foothill Associates, LTD., Boyer Research Park Associates VI, L.C., Boyer Stansbury II, L.C., Boyer Rancho Vistoso, L.C., Boyer-Alta View Associates, LTD., Boyer Kaysville Associates, L.C., Boyer Tatum Highlands Dental Clinic, L.C., Amarillo Bell Associates, Boyer Evanston, L.C., Boyer Denver Medical, L.C., Boyer Northwest Medical Center Two, L.C., and Boyer Caldwell Medical, L.C. (incorporated by reference to exhibit 4.12 to HCP’s annual report on Form 10-K for the year ended December 31, 2001).

4.11

Acknowledgment and Consent dated as of March 1, 2005 by and among Merrill Lynch Bank USA, Gardner Property Holdings, L.C., HCPI/Utah, LLC, the unit holders of HCPI/Utah, LLC and HCP (incorporated by reference to exhibit 4.12 to HCP’s annual report on Form 10-K for the year ended December 31, 2004).*

4.12

Acknowledgment and Consent dated as of March 1, 2005 by and among Merrill Lynch Bank USA, The Boyer Company, L.C., HCPI/Utah, LLC, the unit holders of HCPI/Utah, LLC and HCP (incorporated by reference to exhibit 4.13 to HCP’s annual report on Form 10-K for the year ended December 31, 2004).*

4.13

Officers’ Certificate pursuant to Section 301 of the Indenture dated as of September 1, 1993 between the Company and The Bank of New York, as Trustee, establishing a series of securities entitled “6.5% Senior Notes due February 15, 2006” (incorporated by reference to exhibit 4.1 to HCP’s report on form 8-K, dated February 21, 1996).

4.14

Officers’ Certificate pursuant to Section 301 of the Indenture dated as of September 1, 1993 between the Company and The Bank of New York, as Trustee, establishing a series of securities entitled “67/8% MandatOry Par Put Remarketed Securities due June 8, 2015” (incorporated by reference to exhibit 4.1 to HCP’s report on form 8-K, dated June 3, 1998).

4.15

Officers’ Certificate pursuant to Section 301 of the Indenture dated as of September 1, 1993 between the Company and The Bank of New York, as Trustee, establishing a series of securities entitled “6.45% Senior Notes due June 25, 2012” (incorpiorated by reference to exhibit 4.1 to HCP’s report on form 8-K, dated June 19, 2002).

4.16

Officers’ Certificate pursuant to Section 301 of the Indenture dated as of September 1, 1993 between HCP and the Bank of New York, as Trustee, establishing a series of securities entitled “6.00% Senior Notes due March 1, 2015” (incorporated by reference to exhibit 3.1 to HCP’s report on form 8-K (file no. 001-08895), dated February 25, 2003).

4.17

Officers’ Certificate pursuant to Section 301 of the Indenture dated as of September 1, 1993 between the Company and The Bank of New York, as Trustee, establishing a series of securities entitled “55/8% Senior Notes due May 1, 2017” (incorporated by reference to exhibit 4.2 to HCP’s report on form 8-K, dated April 22, 2005).

4.18

Registration Rights Agreement dated October 1, 2003 between HCP, Charles Crews, Charles A. Elcan, Thomas W. Hulme, Thomas M. Klaritch, R. Wayne Price, Glenn T. Preston, Janet Reynolds, Angela M. Playle, James A. Croy, John Klaritch as Trustee of the 2002 Trust F/B/O Erica Ann Klaritch, John Klaritch as Trustee of the 2002 Trust F/B/O Adam Joseph Klaritch, John Klaritch as Trustee of the 2002 Trust F/B/O Thomas Michael Klaritch, Jr. and John Klaritch as Trustee of the 2002 Trust F/B/O Nicholas James Klaritch (incorporated by reference to exhibit 4.16 to HCP’s quarterly report on Form 10-Q for the period ended September 30, 2003).

4.19

Amended and Restated Dividend Reinvestment and Stock Purchase Plan, dated October 23, 2003 (incorporated by reference to HCP’s registration statement on Form S-3 dated December 5, 2003, registration number 333-110939).

4.20

Specimen of Stock Certificate representing the Series E Cumulative Redeemable Preferred Stock, par value $1.00 per share (incorporated herein by reference to exhibit 4.1 of HCP’s 8-A12B filed on September 12, 2003).

4.21

Specimen of Stock Certificate representing the Series F Cumulative Redeemable Preferred Stock, par value $1.00 per share (incorporated herein by reference to exhibit 4.1 of HCP’s 8-A12B filed on December 2, 2003).

4.22	Form of Floating Rate Note (incorporated by reference to exhibit 4.3 to HCP’s Current Report on Form 8-K dated November 19, 2003).

4.23	Form of Fixed Rate Note (incorporated by reference to exhibit 4.4 to HCP’s Current Report on Form 8-K dated November 19, 2003).

4.24

Acknowledgment and Consent dated as of March 1, 2005 by and among Merrill Lynch Bank USA, Gardner Property Holdings, L.C., HCPI/Utah II, LLC, the unit holders of HCPI/Utah II, LLC and HCP (incorporated by reference to exhibit 4.21 to HCP’s annual report on Form 10-K for the year ended December 31, 2004).*

4.25

Acknowledgment and Consent dated as of March 1, 2005 by and among Merrill Lynch Bank USA, The Boyer Company, L.C., HCPI/Utah II, LLC, the unit holders of HCPI/Utah II, LLC and HCP (incorporated by reference to exhibit 4.22 to HCP’s annual report on Form 10-K for the year ended December 31, 2004).*

4.26

Registration Rights Agreement dated July 22, 2005 between HCP, William P. Gallaher, Trustee for the William P. & Cynthia J. Gallaher Trust, Dwayne J. Clark, Patrick R. Gallaher, Trustee for the Patrick R. & Cynthia M. Gallaher Trust, Jeffrey D. Civian, Trustee for the Jeffrey D. Civian Trust dated August 8, 1986, Jeffrey Meyer, Steven L. Gallaher, Richard Coombs, Larry L. Wasem, Joseph H. Ward, Jr., Trustee for the Joseph H. Ward, Jr. and Pamela K. Ward Trust, Borue H. O’Brien, William R. Mabry, Charles N. Elsbree, Trustee for the Charles N. Elsbree Jr. Living Trust dated February 14, 2002, Gary A. Robinson, Thomas H. Persons, Trustee for the Persons Family Revocable Trust under trust dated February 15, 2005, Glen Hammel, Marilyn E. Montero, Joseph G. Lin, Trustee for the Lin Revocable Living Trust, Ned B. Stein, John Gladstein, Trustee for the John & Andrea Gladstein Family Trust dated February 11, 2003, John Gladstein, Trustee for the John & Andrea Gladstein Family Trust dated February 11, 2003, Francis Connelly, Trustee for the The Francis J & Shannon A Connelly Trust, Al Coppin, Trustee for the Al Coppin Trust, Stephen B. McCullagh, Trustee for the Stephen B. & Pamela McCullagh Trust dated October 22, 2001, and Larry L. Wasem—SEP IRA (incorporated by reference to exhibit 4.24 to HCP’s quarterly report on Form 10-Q for the period ended June 30, 2005).

+5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the Common Stock being registered.

+8.1	Opinion of Latham & Watkins LLP regarding tax matters.

+10.1	Amended and Restated Limited Liability Company Agreement of HCP DR California, LLC dated July 22, 2005.

+23.1	Consent of Ernst & Young LLP

+23.2	Consent of PricewaterhouseCoopers LLP (CRP)

+23.3	Consent of PricewaterhouseCoopers LLP (Advisor)

23.4	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).

23.5	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

 +  filed herewith

 *  Management Contract or Compensatory Plan or Arrangement.